Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among

SCHLUMBERGER HOLDINGS CORPORATION,

RAIN MERGER SUB LLC,

SCHLUMBERGER N.V.

and

CAMERON INTERNATIONAL CORPORATION

Dated as of August 25, 2015

i

GLOSSARY OF DEFINED TERMS

Defined Terms	Where Defined

9.1(c) Jurisdiction	Section 9.1(d)
Acquisition Proposal	Section 8.3(f)
Action	Section 8.15(a)
Agreement	Preamble
Applicable Laws	Section 5.4(a)
Assumed Awards	Section 4.1(j)
Assumed RSUs	Section 4.1(g)
Bonus Plan Participant	Section 8.16(d)
Book Entry Share	Section 4.1(b)
Cameron	Preamble
Cameron Assets	Section 8.6(d)
Cameron Benefit Plans	Section 5.12(a)
Cameron Board	Section 5.2(b)
Cameron Common Stock	Section 4.1(a)
Cameron Deferred Compensation Plans	Section 5.3(a)
Cameron Deferred Stock Unit Awards	Section 4.1(h)
Cameron Disclosure Letter	Article 5 Preface
Cameron Environmental Permits	Section 5.15(b)
Cameron ERISA affiliate	Section 5.12(b)(x)
Cameron Excluded Shares	Section 4.1(b)
Cameron Foreign Benefit Plan	Section 5.12(f)
Cameron Material Adverse Effect	Section 11.11(d)
Cameron Option	Section 4.1(f)
Cameron Performance Share Awards	Section 4.1(i)
Cameron Permits	Section 5.4(b)
Cameron Post-Signing Option	Section 4.1(f)
Cameron Post-Signing Restricted Stock Unit Awards	Section 4.1(g)
Cameron Preferred Stock	Section 5.3(a)
Cameron Recommendation	Section 5.2(b)
Cameron Reports	Section 5.6(a)
Cameron Restricted Stock Unit Awards	Section 4.1(g)
Cameron Securities	Section 5.3(a)
Cameron Stock Plans	Section 4.1(f)
Cameron Stockholder Approval	Section 5.21
Cameron Stockholders Meeting	Section 8.2
Cameron Subsidiary Securities	Section 5.3(c)
Cameron Surviving Shares	Section 4.1(b)
Cameron U.S. Benefit Plan	Section 5.12(b)
Certificate of Merger	Section 1.3
Certificates	Section 4.1(b)
Change in Recommendation	Section 8.3(b)
Closing	Section 1.2
Closing Date	Section 1.2

COBRA	Section 5.12(b)(xii)
Code	Recitals
Confidentiality Agreement	Section 8.3(a)
Contract	Section 5.22
Converted Option	Section 4.1(f)
Converted Performance Shares	Section 4.1(i)
Covered Employees	Section 8.16(a)
Debt	Section 11.11(b)
Delaware Court	Section 11.7
Delaware LLC Act	Recitals
DGCL	Recitals
Dissenting Shares	Section 4.4
Dissenting Stockholder	Section 4.4
EC Merger Regulation	Section 5.5(b)
Effective Time	Section 1.3
Environmental Laws	Section 5.15(a)
Equity Award Exchange Ratio	Section 4.1(f)
ERISA	Section 5.12(a)
Exchange Act	Section 5.5(b)
Exchange Agent	Section 4.2(a)
Exchange Fund	Section 4.2(a)
Exchange Ratio	Section 4.1(a)
Foreign Corrupt Practices Act	Section 5.24(a)
Foreign Government Official	Section 5.24(a)
Form S-4	Section 8.2
GAAP	Section 5.6(b)
Governmental Entity	Section 11.11(c)
Hazardous Materials	Section 5.15(a)
HSR Act	Section 5.5(b)
Indemnified Party	Section 8.15(a)
Initial Termination Date	Section 10.2(a)
Intellectual Property Rights	Section 5.16
IRS	Section 5.12(a)
Joint Venture	Article 5 Preface
knowledge	Section 11.11(a)
Letter of Transmittal	Section 4.2(b)
Liens	Section 5.3(b)
Material Adverse Effect	Section 11.11(d)
Material Contract	Section 5.22
Merger	Recitals
Merger Consideration	Section 4.1(a)
Merger Sub	Preamble
New Plans	Section 8.16(b)
Non-Schlumberger US Subsidiaries	Section 7.3
NYSE	Section 5.5(b)
OFAC	Section 5.23(a)

v

Old Plans	Section 8.16(b)
Per Share Cash Amount	Section 4.1(c)
Permitted Lien	Section 11.11(e)
person	Section 11.11(f)
PPACA	Section 5.12(b)(xii)
Proceeding	Section 8.1(b)(xii)
Prohibited Person	Section 5.23(a)
Proxy Statement/Prospectus	Section 8.2
Regulatory Laws	Section 8.6(f)
Related Persons	Section 10.5(a)
Representatives	Section 8.3(a)
Returns	Section 5.11(a)
Sarbanes-Oxley Act	Section 5.7(a)
Schlumberger	Preamble
Schlumberger Assets	Section 8.6(d)
Schlumberger Common Stock	Recitals
Schlumberger Disclosure Letter	Article 7 Preface
Schlumberger Material Adverse Effect	Section 11.11(d)
Schlumberger Per Share Fair Market Value	Section 4.1(f)
Schlumberger Preferred Stock	Section 7.3
Schlumberger Reports	Section 7.6(a)
Schlumberger Securities	Section 7.3
Schlumberger Stock Incentive Award	Section 4.1(l)
Schlumberger US	Preamble
Schlumberger US Disclosure Letter	Article 6 Preface
SEC	Section 5.6(a)
Section 409A	Section 4.1(f)
Securities Act	Section 5.5(b)
Subsidiary	Section 11.11(g)
Superior Proposal	Section 8.3(f)
Surviving Entity	Section 1.1
Surviving Entity Common Stock	Section 4.1(d)
Taxes	Section 11.11(h)
Termination Date	Section 10.2(a)
Termination Fee	Section 10.5(a)

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of August 25, 2015, is by and among Schlumberger Holdings Corporation, a Delaware corporation and an indirect wholly owned subsidiary of Schlumberger (“Schlumberger US”), Rain Merger Sub LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Schlumberger US (“Merger Sub”), Schlumberger N.V., a Curaçao corporation (“Schlumberger”), and Cameron International Corporation, a Delaware corporation (“Cameron”).

RECITALS

WHEREAS, the respective Boards of Directors of Cameron, Schlumberger US, Merger Sub and Schlumberger have deemed it advisable and in the best interests of their respective companies and equity holders that Cameron, Schlumberger US and Schlumberger engage in a business combination whereby Schlumberger US will acquire all of the outstanding capital stock of Cameron in exchange for shares of Schlumberger common stock, par value $0.01 per share (the “Schlumberger Common Stock”), and cash;

WHEREAS, in furtherance thereof, the respective Boards of Directors of Cameron, Schlumberger US, Merger Sub and Schlumberger have approved and declared advisable (1) this Agreement and (2) the merger of Merger Sub with and into Cameron (the “Merger”) in accordance with the applicable provisions of the Delaware General Corporation Law (the “DGCL”) and the Delaware Limited Liability Company Act (the “Delaware LLC Act”) and upon the terms and conditions set forth in this Agreement; and

WHEREAS, Schlumberger US, Merger Sub, Schlumberger and Cameron intend that the Merger be treated for United States federal income tax purposes as an acquisition by Schlumberger US of stock of Cameron that does not qualify as a reorganization under Section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the “Code”), and, therefore, that those stockholders of Cameron who are subject to United States federal income tax recognize gain or loss on the exchange of their stock of Cameron for Schlumberger Common Stock and cash;

NOW, THEREFORE, in consideration of the foregoing and their respective representations, warranties, covenants and agreements set forth in this Agreement, the parties agree as follows:

Article 1

THE MERGER

Section 1.1     The Merger.  Upon the terms and subject to conditions of this Agreement, at the Effective Time, Merger Sub shall be merged with and into Cameron in accordance with this Agreement, and the separate limited liability company existence of Merger Sub shall thereupon cease.  Cameron shall be the surviving entity in the Merger (the “Surviving Entity”).  The Merger shall have the effects specified herein and in the DGCL and the Delaware LLC Act.

Section 1.2      The Closing.  Upon the terms and subject to the conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place (a) at the offices of Baker Botts L.L.P., One Shell Plaza, 910 Louisiana Street, Houston, Texas 77002, at 9:00 a.m., local time, on the first business day or, if Schlumberger so elects, on the third business day, in each case immediately following the day on which the last to be fulfilled or waived of the conditions set forth in Article 9 (other than those conditions that by their nature are to be fulfilled at the Closing, but subject to fulfillment or waiver of such conditions) shall be fulfilled or waived in accordance with this Agreement or (b) at such other time, date or place as Schlumberger and Cameron may agree.  The date on which the Closing occurs is hereinafter referred to as the “Closing Date.”

Section 1.3     Effective Time.  On the Closing Date, Schlumberger US, Merger Sub, Schlumberger and Cameron shall cause a certificate of merger (the “Certificate of Merger”) meeting the requirements of Section 251 of the DGCL and Section 18-209 of the Delaware LLC Act to be properly executed and filed in accordance with such sections.  The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware in accordance with the DGCL and the Delaware LLC Act, or at such later time that Schlumberger and Cameron shall have agreed upon and designated in such filing as the effective time of the Merger (the “Effective Time”).

Article 2

GOVERNING DOCUMENTS

Section 2.1       Certificate of Incorporation.  As of the Effective Time, the certificate of incorporation of Cameron, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Entity, until thereafter duly amended as provided therein or by Applicable Law.

Section 2.2       Bylaws.  As of the Effective Time, the bylaws of Cameron, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Entity, until thereafter duly amended as provided therein or by Applicable Law.

Article 3

DIRECTORS AND OFFICERS

Section 3.1      Board of Directors.  The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Entity until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the governing documents of the Surviving Entity.

Section 3.2       Officers.  The officers of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Entity until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the governing documents of the Surviving Entity.

Article 4

CONVERSION OF CAMERON COMMON STOCK

Section 4.1       Conversion of Equity Interests of Cameron and Merger Sub.

(a)        Merger Consideration.  At the Effective Time, subject to the other provisions of this Agreement, each share of common stock, par value $0.01 per share, of Cameron (“Cameron Common Stock”) issued and outstanding immediately prior to the Effective Time (excluding any Cameron Excluded Shares and Cameron Surviving Shares) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and shall thereafter represent the right to receive (i) 0.716 shares (the “Exchange Ratio”) of validly issued, fully paid and non-assessable shares of Schlumberger Common Stock and (ii) $14.44 in cash (the “Per Share Cash Amount”), without interest, subject to adjustment in accordance with Section 4.3 (together with any cash in lieu of fractional shares of Schlumberger Common Stock to be paid pursuant to Section 4.2(e)) (such shares and cash, the “Merger Consideration”).  Immediately before the Effective Time, Schlumberger will issue to Schlumberger US, by way of sale or as a contribution to the capital of Schlumberger US or a combination thereof, that number of shares of Schlumberger Common Stock that are to be delivered by Schlumberger US to the holders of Cameron Common Stock pursuant to this Agreement.

(b)       Cancellation of Shares (other than Cameron Excluded Shares and Cameron Surviving Shares).  As a result of the Merger and without any action on the part of the holders thereof, at the Effective Time, all shares of Cameron Common Stock (other than Cameron Excluded Shares and any Cameron Surviving Shares) shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each certificate that immediately prior to the Effective Time represented any shares of Cameron Common Stock (other than Cameron Excluded Shares and any Cameron Surviving Shares) (the “Certificates”) and each non-certificated share represented by book entry (“Book Entry Share”) shall thereafter represent only the right to receive the Merger Consideration with respect to the shares of Cameron Common Stock formerly represented thereby, and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 4.2(c).  For purposes of this Agreement, “Cameron Excluded Shares” shall mean (i) any shares of Cameron Common Stock held by Schlumberger, Cameron or any direct or indirect wholly owned subsidiary of Schlumberger, in each case except for any such shares held on behalf of third parties, and (ii) any Dissenting Shares.  “Cameron Surviving Shares” shall mean any shares of Cameron Common Stock held by any direct or indirect wholly owned subsidiary of Cameron except for any such shares held on behalf of third parties.

(c)       Cancellation of Cameron Excluded Shares.  Each Cameron Excluded Share at the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding and shall be canceled and retired without payment of any consideration therefor, and no Schlumberger Common Stock or other consideration shall be delivered in exchange therefor, subject to the right of the holder of any Dissenting Share to receive the payment to which reference is made in Section 4.4.

(d)       Survival of Cameron Surviving Shares.  Each Cameron Surviving Share at the Effective Time shall remain outstanding and shall continue to exist as a share of common stock, par value $0.01 per share, of the Surviving Entity (“Surviving Entity Common Stock”) and shall not be canceled by virtue of the Merger and no Schlumberger Common Stock or other consideration shall be delivered in exchange therefor.

(e)       Merger Sub.  At the Effective Time, the member interests of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become a number of validly issued, fully paid and nonassessable shares of Surviving Entity Common Stock equal to the number of shares of Cameron Common Stock converted into the Merger Consideration.

(f)        Cameron Stock Options.  At the Effective Time, all options to acquire shares of Cameron Common Stock outstanding and unexercised immediately prior to the Effective Time under Cameron’s stock plans (collectively, the “Cameron Stock Plans”, which are identified in Section 4.1(f) of the Cameron Disclosure Letter), including all options to acquire shares of Cameron Common Stock issued after the date hereof in accordance with Section 8.1(b)(iv) (each, a “Cameron Post-Signing Option”, and together with any other option to acquire shares of Cameron Common Stock, each a “Cameron Option”), shall cease to represent a right to acquire Cameron Common Stock and shall be converted automatically into an option (a “Converted Option”) to acquire shares of Schlumberger Common Stock in amounts and at an exercise price determined as provided in this Section 4.1(f) (and otherwise subject to the terms of the Cameron Stock Plans, as applicable, under which they were issued and the agreements evidencing grants thereunder except as provided in this Section 4.1(f)). The number of shares of Schlumberger Common Stock to be subject to a Converted Option shall be equal to the product of the number of shares of Cameron Common Stock subject to the Cameron Option immediately prior to the Effective Time multiplied by the Equity Award Exchange Ratio, provided that any fractional shares of Schlumberger Common Stock resulting from such multiplication shall be rounded down to the nearest whole share. The exercise price per share of Schlumberger Common Stock under a Converted Option shall be equal to the exercise price per share of Cameron Common Stock under the original Cameron Option immediately prior to the Effective Time divided by the Equity Award Exchange Ratio, provided that such exercise price shall be rounded up to the nearest whole cent. Notwithstanding the foregoing, the exercise price and/or the number of shares of Schlumberger Common Stock that may be purchased under each such Converted Option shall be further adjusted to the extent required to remain in compliance with, or exempt from, the requirements of Section 409A of the Code and the Treasury Regulations promulgated thereunder (collectively “Section 409A”) and, in the case of each Cameron Option that is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code, the exercise price and the number of shares of Schlumberger Common Stock subject to the Converted Option shall be determined in a manner consistent with the requirements of Section 424 of the Code and the Treasury Regulations promulgated thereunder.  The duration and other terms of a Converted Option (including terms relating to acceleration of vesting upon termination of employment) shall otherwise remain the same as the original Cameron Option from which it was converted except that all references to “Cameron” in such original Cameron

Option shall be deemed to be references to Schlumberger.  For purposes of this Agreement, (1) “Equity Award Exchange Ratio” means the sum of (i) the Exchange Ratio and (ii) the quotient of the Per Share Cash Amount divided by the Schlumberger Per Share Fair Market Value, and (2) “Schlumberger Per Share Fair Market Value” means the average of the volume weighted average price per share of Schlumberger Common Stock on the NYSE Composite Transactions Tape (as reported by Bloomberg L.P. or such other authoritative source as mutually agreed between Cameron and Schlumberger) on each of the five consecutive trading days ending with the second complete trading day immediately prior to the Effective Time.

(g)       Cameron Restricted Stock Unit Awards.  At the Effective Time, each restricted stock unit award granted under any Cameron Stock Plan (collectively, the “Cameron Restricted Stock Unit Awards”) that is outstanding and unvested immediately prior to the Effective Time, including the Cameron Restricted Stock Unit Awards granted after the date hereof pursuant to Section 8.1(b)(iv) (“Cameron Post-Signing Restricted Stock Unit Awards”), shall be converted into and become a right to receive a restricted stock unit with respect to Schlumberger Common Stock with substantially the same terms as those of the applicable Cameron Restricted Stock Unit Award and the agreement by which such Cameron Restricted Stock Unit Award is evidenced, as in effect as of the date of this Agreement (all outstanding Cameron Restricted Stock Unit Awards that are assumed pursuant to this Section 4.1(g) are hereafter referred to as “Assumed RSUs”). All rights to receive shares of Cameron Common Stock under Assumed RSUs shall thereupon be converted into rights to receive restricted stock units with respect to Schlumberger Common Stock. Accordingly, from and after the Effective Time: (A) each Assumed RSU award will be settled in shares of Schlumberger Common Stock; (B) the number of shares of Schlumberger Common Stock subject to each Assumed RSU award shall be determined by multiplying the number of shares of Cameron Common Stock that were subject to such Assumed RSU award immediately prior to the Effective Time by the Equity Award Exchange Ratio, and rounding the resulting number to the nearest whole number of shares of Schlumberger Common Stock; and (C) any conditions and restrictions on the receipt of any Assumed RSUs shall continue in full force and effect and the term, vesting schedule and other provisions of such Assumed RSUs (including terms relating to acceleration of vesting upon termination of employment) shall otherwise remain unchanged as a result of the assumption of such Assumed RSUs.

(h)       Cameron Deferred Stock Unit Awards.  At the Effective Time, each deferred stock unit granted or deferred under any Cameron Stock Plan (collectively, the “Cameron Deferred Stock Unit Awards”) that is outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, Cameron, Schlumberger US, Merger Sub or Schlumberger, be cancelled and converted into the right to receive the Merger Consideration based on the total number of shares of Cameron Common Stock subject to such Cameron Deferred Stock Unit Award immediately prior to the Effective Time.

(i)        Cameron Performance Share Awards.  At the Effective Time, each performance-based restricted stock unit award granted under any Cameron Stock Plan (collectively, the “Cameron Performance Share Awards”) that is outstanding and unvested immediately prior to the Effective Time shall be converted into and become a fully vested deferred stock unit with respect to Schlumberger Common Stock with the same payment schedule as the applicable Cameron Performance Share Award and the agreement by which such Cameron Performance Share Award is evidenced, as in effect as of the date of this Agreement (all outstanding Cameron Performance Share Awards that are assumed pursuant to this Section 4.1(i) are hereafter referred to as “Converted Performance Shares”). All rights to receive shares of Cameron Common Stock under Converted Performance Shares shall thereupon be converted into fully vested deferred stock units with respect to Schlumberger Common Stock. Accordingly, from and after the Effective Time: (A) each Converted Performance Share award will be settled in shares of Schlumberger Common Stock; and (B) the number of shares of Schlumberger Common Stock subject to each Converted Performance Share award shall be determined by (i) for that portion of the Cameron Performance Share Award subject to performance against a TSR goal, multiplying the number of shares of Cameron Common Stock that were subject to such portion of the Converted Performance Share award earned at the attainment level determined by the Compensation Committee of the Cameron Board as of the Effective Time by the Equity Award Exchange Ratio plus (ii) for that portion of the Cameron Performance Share Award subject to performance against a ROIC goal, multiplying the number of shares of Cameron Common Stock that were subject to such portion of the Converted Performance Share award earned at the attainment level determined based on methodology set forth on Section 4.1(i) of the Cameron Disclosure Letter by the Equity Award Exchange Ratio, and rounding the resulting number to the nearest whole number of shares of Schlumberger Common Stock.

(j)        Assumed Awards.  Notwithstanding the foregoing, (1) Schlumberger US shall assume all obligations with respect to each Converted Option, Assumed RSU award, and Converted Performance Share award (collectively the “Assumed Awards”), (2) each Assumed Award shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to Schlumberger Common Stock subsequent to the Effective Time; (3) the Compensation Committee of the Board of Directors of Schlumberger shall succeed to the authority and responsibility of the Cameron Board or any committee thereof with respect to each Assumed Award; (4) each Assumed Award shall be subject to administrative procedures consistent with those in effect under Schlumberger’s equity compensation plan; and (5) each Assumed Award shall be provided with dividend equivalent rights to the extent provided to Schlumberger awards of a comparable type.

(k)       Withholding.  Cameron shall make arrangements reasonably satisfactory to Schlumberger US to satisfy all employment and income tax withholding requirements, if applicable, with respect to each Cameron Restricted Stock Unit Award, Cameron Performance Share Award or Cameron Deferred Stock Unit Award as a result of the consummation of the transactions as contemplated by this Agreement.

(l)        Post-Signing Equity Awards.  Any Cameron Post-Signing Restricted Stock Unit Award and Cameron Post-Signing Option shall, as of the Effective Time, cease to represent a right to receive Cameron Common Stock and shall be converted into an award of applicable type (a “Schlumberger Stock Incentive Award”) with respect to a number of whole shares of Schlumberger Common Stock in the same manner described in Section 4.1(f) and (g) above.

Section 4.2       Exchange of Shares.

(a)       Exchange Fund.  As of the Effective Time, Schlumberger US shall appoint a commercial bank or trust company or such other party as is reasonably satisfactory to Cameron to act as exchange agent hereunder for the purpose of exchanging Certificates and Book Entry Shares for the Merger Consideration (the “Exchange Agent”).  Immediately after receiving the shares of Schlumberger Common Stock from Schlumberger pursuant to the last sentence of Section 4.1(a), Schlumberger US shall deposit with the Exchange Agent, in trust for the benefit of holders of shares of Cameron Common Stock, the number of shares of Schlumberger Common Stock that are issuable pursuant to Section 4.1 and an amount of cash representing the aggregate cash consideration payable pursuant to Section 4.1.  Schlumberger US shall deposit such shares of Schlumberger Common Stock with the Exchange Agent by providing to the Exchange Agent an uncertificated book-entry for such shares.  In addition, Schlumberger US shall make available to the Exchange Agent from time to time as needed, cash sufficient to make payments for the cash consideration pursuant to Section 4.1, payments in lieu of fractional shares pursuant to Section 4.2(e) and any dividends and other distributions pursuant to Section 4.2(c).  Any cash and shares of Schlumberger Common Stock deposited by Schlumberger US with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.”

(b)       Exchange Rules.  Promptly after the Effective Time, Schlumberger US shall cause the Exchange Agent to mail to each holder of record of one or more shares of Cameron Common Stock as of the Effective Time: (i) a letter of transmittal (the “Letter of Transmittal”), which shall specify that delivery shall be effected, and risk of loss and title to the shares of Cameron Common Stock shall pass, only upon delivery of the corresponding Certificates to the Exchange Agent or receipt by the Exchange Agent of an “agent’s message” with respect to Book Entry Shares, which letter shall be in customary form and have such other provisions as Schlumberger US may reasonably specify, and (ii) instructions for effecting the surrender of such Certificates or Book Entry Shares in exchange for the Merger Consideration.  Each holder of shares of Cameron Common Stock that have been converted into a right to receive the Merger Consideration, upon surrender of a Certificate or Book Entry Shares to the Exchange Agent together with such Letter of Transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, will be entitled to receive in exchange therefor (i) one or more shares of Schlumberger Common Stock which shall be in uncertificated book-entry form and which shall represent, in the aggregate, the whole number of shares that such holder has the right to receive pursuant to Section 4.1(a) (after taking into account all shares of Cameron Common Stock then held by such holder) and (ii) a check in the amount equal to any cash that such holder has the right to receive pursuant to this Article 4, consisting of the cash consideration pursuant to Section 4.1, cash in lieu of any fractional shares of Schlumberger Common Stock pursuant to Section 4.2(e) and any dividends and other distributions pursuant to Section 4.2(c).  No interest will be paid or will accrue on any cash payable pursuant to Section 4.2(c) or Section 4.2(e).  In the event of a transfer of ownership of Cameron Common Stock that is not registered in the transfer records of Cameron, one or more shares of Schlumberger Common Stock evidencing, in the aggregate, the proper number of shares of Schlumberger Common Stock and a check in the amount equal to any cash that is payable pursuant to Section 4.1(a) and any cash in lieu of any fractional shares of Schlumberger Common Stock pursuant to Section 4.2(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 4.2(c), may be issued with respect to such Cameron Common Stock, as the case may be, to such a transferee if the Certificate representing such shares of Cameron Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid.

(c)        Distributions with Respect to Unexchanged Shares.  All shares of Schlumberger Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time. No dividends or other distributions declared or made in respect of Schlumberger Common Stock shall be paid to the holder of any shares of Cameron Common Stock until the holder of such shares shall surrender such shares in accordance with this Article 4.  Subject to Applicable Law, following surrender of any such shares, there shall be issued and/or paid to the holder of the whole shares of Schlumberger Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the dividends or other distributions payable in respect of such shares of Schlumberger Common Stock with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such shares of Schlumberger Common Stock with a record date after the Effective Time but on or prior to the date of such surrender and with a payment date subsequent to such surrender.

(d)       No Further Ownership Rights in Cameron Common Stock.  All shares of Schlumberger Common Stock issued and cash paid upon conversion of shares of Cameron Common Stock in accordance with the terms of this Article 4 (including any cash paid pursuant to Section 4.2(c) or Section 4.2(e)) shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of Cameron Common Stock previously represented by such Certificates and/or Book Entry Shares.

(e)       No Fractional Shares of Schlumberger Common Stock.

(i)        No certificates or scrip or shares of Schlumberger Common Stock representing fractional shares of Schlumberger Common Stock or book-entry credit of the same shall be issued upon the surrender for exchange of Certificates and/or Book Entry Shares and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Schlumberger.

(ii)       Notwithstanding any other provision of this Agreement, each holder of shares of Cameron Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fractional share of Schlumberger Common Stock (after taking into account all Certificates and/or Book Entry Shares held by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (A) such fractional part of a share of Schlumberger Common Stock multiplied by (B) the closing price for a share of Schlumberger Common Stock on the NYSE Composite Transactions Tape on the business day immediately preceding the Closing Date.

(iii)      As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the Exchange Agent shall so notify Schlumberger US, and Schlumberger US shall deposit or cause the Surviving Entity to deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.

(f)        Termination of Exchange Fund.  Schlumberger US shall be entitled to require the Exchange Agent to deliver to Schlumberger US or otherwise on the instruction of Schlumberger US any portion of the Exchange Fund that remains undistributed to the holders of Certificates and/or Book Entry Shares as of the date six months after the Effective Time, and any holders of the Certificates and/or Book Entry Shares who have not theretofore complied with this Article 4 shall thereafter look only to Schlumberger US for the Merger Consideration with respect to the shares of Cameron Common Stock formerly represented thereby to which such holders are entitled pursuant to Section 4.1, cash in lieu of fractional shares of Schlumberger Common Stock to which such holders are entitled pursuant to Section 4.2(e) and any dividends or distributions with respect to shares of Schlumberger Common Stock to which such holders are entitled pursuant to Section 4.2(c). Any such portion of the Exchange Fund remaining unclaimed by holders of shares of Cameron Common Stock five years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity) shall, to the extent permitted by Applicable Law, become the property of Schlumberger US free and clear of any claims or interest of any person previously entitled thereto.

(g)       No Liability.  None of Schlumberger US, Merger Sub, Schlumberger, Cameron, the Surviving Entity, any affiliate of any of the foregoing or the Exchange Agent shall be liable to any person in respect of any Merger Consideration from the Exchange Fund delivered to a public official or Governmental Entity pursuant to any applicable abandoned property, escheat or similar law.

(h)       Investment of the Exchange Fund.  The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Schlumberger US on a daily basis; provided that no such gain or loss thereon shall affect the amounts payable to the stockholders of Cameron pursuant to this Article 4 and that if at any time prior to the termination of the Exchange Fund pursuant to Section 4.2(f), the amount of cash included in the Exchange Fund is reduced below the amount necessary to pay any cash that is payable pursuant to Section 4.1(a) and any cash in lieu of fractional shares of Schlumberger Common Stock payable pursuant to Section 4.2(e), and dividends and distributions payable pursuant to Section 4.2(c), Schlumberger US shall promptly deposit additional cash into the Exchange Fund sufficient to rectify this deficiency. Any interest and other income resulting from such investments shall be paid promptly to Schlumberger US.

(i)        Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Schlumberger, the posting by such person of a bond in such reasonable amount as Schlumberger US may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the applicable

Merger Consideration, any cash in lieu of fractional shares of Schlumberger Common Stock to which the holder is entitled pursuant to Section 4.2(e) and any dividends and distributions with respect to shares of Schlumberger Common Stock to which the holder is entitled pursuant to Section 4.2(c), in each case with respect to the shares of Cameron Common Stock formerly represented by such lost, stolen or destroyed Certificate.

(j)        Withholding Rights.  Each of the Exchange Agent, Schlumberger US and the Surviving Entity shall be entitled, without duplication, to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Cameron Common Stock or any other equity rights in Cameron such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of Applicable Law and shall further be entitled to sell Schlumberger Common Stock otherwise payable pursuant to this Agreement to satisfy any such withholding requirement (which Schlumberger Common Stock will be valued with respect to such withholding at the average of the high and low trading prices of Schlumberger Common Stock on the NYSE Composite Transactions Tape on the day of such sale). To the extent that amounts are so withheld by the Exchange Agent, Schlumberger or the Surviving Entity, as the case may be, and paid over to the applicable Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made.

(k)       Further Assurances.  After the Effective Time, the officers and directors of the Surviving Entity will be authorized to execute and deliver, in the name and on behalf of Cameron, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Cameron, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Entity any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Entity as a result of, or in connection with, the Merger.

(l)         Stock Transfer Books.  The stock transfer books of Cameron shall be closed immediately upon the Effective Time and there shall be no further registration of transfers of shares of Cameron Common Stock thereafter on the records of Cameron. At or after the Effective Time, any Certificates or Book Entry Shares presented to the Exchange Agent or Schlumberger US for any reason shall represent the right to receive the Merger Consideration with respect to the shares of Cameron Common Stock formerly represented thereby (including any cash in lieu of fractional shares of Schlumberger Common Stock to which the holders thereof are entitled pursuant to Section 4.2(e)) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 4.2(c).

Section 4.3      Certain Adjustments.  If, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding Schlumberger Common Stock or Cameron Common Stock shall have been changed by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares, or a stock dividend or dividend payable in any other securities shall be declared with a record date within such period, or any similar event shall have occurred, the Exchange Ratio, the Per Share Cash Amount, the Merger Consideration, the Equity Award Exchange Ratio and any other similarly dependent items, as the case may be, shall be appropriately adjusted to provide to the holders of Cameron Common Stock consideration having the same economic effect as was contemplated by this Agreement prior to such event.

Section 4.4      Appraisal Rights.  No holder of Dissenting Shares (a “Dissenting Stockholder”) shall be entitled to any Merger Consideration or dividends or other distributions pursuant to Section 4.2(c) in respect of such Dissenting Shares unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder’s right to seek appraisal of its Dissenting Shares under the DGCL, and any Dissenting Stockholder shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to the Dissenting Shares owned by such Dissenting Stockholder.  If any person who otherwise would be deemed a Dissenting Stockholder shall have failed properly to perfect or shall have effectively withdrawn or lost the right to seek appraisal with respect to any Dissenting Shares, such Dissenting Shares shall thereupon be treated as though such Dissenting Shares had been converted into the Merger Consideration pursuant to Section 4.1. Cameron shall give Schlumberger US (a) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to Applicable Law received by Cameron relating to stockholders’ rights of appraisal and (b) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the DGCL. Cameron shall not, except with the prior written consent of Schlumberger US, voluntarily make any payment with respect to any demands for appraisals of Dissenting Shares, offer to settle or settle any such demands or approve any withdrawal of any such demands.  For purposes of this Agreement, “Dissenting Shares” means shares of Cameron Common Stock as to which the holder thereof has exercised appraisal rights pursuant to Section 262 of the DGCL.

Article 5

REPRESENTATIONS AND WARRANTIES OF CAMERON

Except (i) as set forth in the disclosure letter delivered to Schlumberger US and Schlumberger by Cameron at or prior to the execution hereof (the “Cameron Disclosure Letter”) and making reference to the particular subsection of this Agreement to which exception is being taken, subject to Section 11.10, (ii) with respect to the Subsea segment of Cameron (the “Joint Venture”) and its Subsidiaries, assets, liabilities, businesses, operations and results of operations, to the extent actually known to the Schlumberger representatives on the governing board of the Joint Venture, or (iii) as disclosed in the Cameron Reports filed or furnished after December 31, 2014 and prior to the date hereof (excluding any disclosures in such Cameron Reports in any risk factors section, in any section related to forward looking statements and other disclosures that are predictive or forward-looking in nature), Cameron represents and warrants to Schlumberger US and Schlumberger that:

Section 5.1       Organization; Good Standing and Qualification.  Each of Cameron and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.  Each of Cameron and its Subsidiaries is duly qualified to do business and is in good standing under the laws of any jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Cameron Material Adverse Effect.  Cameron has made available to Schlumberger true and correct copies of Cameron’s certificate of incorporation and bylaws, each as amended to date, and each as so delivered is in full force and effect.

Section 5.2       Authorization, Validity, Enforceability and Fairness.

(a)       Cameron has all requisite corporate power and authority to execute and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party and to consummate the transactions contemplated hereby and thereby, subject in the case of the consummation of the Merger to the Cameron Stockholder Approval.  The execution and delivery of this Agreement and the consummation by Cameron of the transactions contemplated hereby have been duly authorized by all requisite corporate action on behalf of Cameron, other than the Cameron Stockholder Approval and the filing of the Certificate of Merger.  This Agreement has been duly executed and delivered by Cameron and constitutes the valid and legally binding obligation of Cameron, enforceable against Cameron in accordance with its terms.

(b)       The Board of Directors of Cameron (the “Cameron Board”), at a meeting duly called and held on or prior to the date hereof, has unanimously (i) determined that this Agreement, the Merger and the other transactions contemplated hereby are advisable, (ii) approved this Agreement and approved the Merger and the other transactions contemplated hereby, (iii) resolved to recommend the adoption of this Agreement to the holders of Cameron Common Stock (such recommendations being the “Cameron Recommendation”), subject to Section 8.3(b) and Section 8.3(d), and (iv) directed that this Agreement be submitted to the holders of Cameron Common Stock for their adoption. The Cameron Board has received the opinion of Cameron’s financial advisor, Credit Suisse Securities (USA) LLC, dated the date this Agreement was approved by the Cameron Board, to the effect that, as of such date and subject to the assumptions, qualifications, limitations and other matters considered in connection with the preparation of such opinion, the Merger Consideration to be received by the holders of Cameron Common Stock in the Merger pursuant to this Agreement is fair, from a financial point of view, to the holders of Cameron Common Stock (a written copy of which opinion will be provided to Schlumberger for informational purposes only promptly after receipt thereof by the Cameron Board).

Section 5.3       Capitalization.

(a)       The authorized capital stock of Cameron consists of 400,000,000 shares of Cameron Common Stock and 10,000,000 shares of preferred stock, par value $0.01 per share (“Cameron Preferred Stock”).  As of August 21, 2015, there were (i) 190,615,263 outstanding shares of Cameron Common Stock and 72,496,209 shares of Cameron Common Stock held in the treasury of Cameron, (ii) 3,739,386 shares of Cameron Common Stock reserved for issuance upon exercise of outstanding Cameron Options, (iii) 1,233,874 shares of Cameron Common Stock reserved for issuance under outstanding Cameron Restricted Stock Unit Awards, (iv) 115,099 shares of Cameron Common Stock reserved for issuance under outstanding Cameron Deferred Stock Unit Awards, (v) 562,794 shares of Cameron Common Stock reserved for issuance under outstanding Cameron Performance Share Awards, (vi) 67,977 shares of Cameron Common Stock (rounded up to the nearest whole share) reserved for issuance under outstanding phantom shares under the Cameron International Corporation Deferred Compensation Plan, the Cameron International Deferred Compensation Plan for Non-Employee Directors and the OneSubsea LLC Nonqualified Deferred Compensation Plan (collectively, the “Cameron Deferred Compensation Plans”), which are payable in whole or in part in shares of Cameron Common Stock, (vii) no issued or outstanding shares of restricted Cameron Common Stock the restrictions on which have not previously lapsed and (viii) no issued or outstanding shares of Cameron Preferred Stock.  All of the issued and outstanding shares of Cameron Common Stock have been duly authorized and validly issued and are fully paid and nonassessable.  Except as set forth in this Section 5.3 and except for changes since the close of business on August 21, 2015 resulting from the exercise of employee stock options or settlement of Cameron Restricted Stock Unit Awards, Cameron Deferred Stock Unit Awards or Cameron Performance Share Awards outstanding on such date or other securities issued as permitted by Section 8.1, there are outstanding (A) no shares of capital stock or other voting securities of Cameron, (B) no Cameron Options and (C) (1) no options, warrants or other rights to acquire from Cameron any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for capital stock, voting securities or ownership interests in, Cameron and (2) no preemptive or similar rights, subscription or other rights, convertible securities, agreements, arrangements or commitments of any character, relating to the capital stock of Cameron, obligating Cameron to issue, transfer or sell any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for capital stock, voting securities or other ownership interests in, Cameron or obligating Cameron to grant, extend or enter into any such option, warrant, subscription or other right, convertible security, agreement, arrangement or commitment (the items in the foregoing subclauses (A), (B) and (C) being referred to collectively as “Cameron Securities”).  Except as required by the terms of any Cameron Options, Cameron Restricted Stock Unit Awards, Cameron Deferred Stock Unit Awards or Cameron Performance Share Awards outstanding as of the date hereof or issued as permitted by Section 8.1, there are no outstanding obligations of Cameron or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Cameron Securities.

(b)       Except for directors’ qualifying shares, all of the outstanding capital stock of, or other ownership interests in, each Subsidiary of Cameron have been validly issued and are fully paid and nonassessable and are owned by Cameron, directly or indirectly, free and clear of all mortgages, deeds of trust, liens, security interests, pledges, leases, conditional sales contracts, charges, privileges, easements, rights of way, reservations, options, rights of first refusal and other encumbrances (collectively, “Liens”) (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests).

(c)       There are outstanding (i) no securities of Cameron or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of Cameron, (ii) no options, warrants or other rights to acquire from Cameron or any of its Subsidiaries any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any Subsidiary of Cameron and (iii) except as provided by Applicable Law, no preemptive or similar rights, subscription or other rights, convertible securities, agreements, arrangements or commitments of any character, relating to the capital stock of any Subsidiary of Cameron, obligating Cameron or any of its Subsidiaries to issue, transfer or sell, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any Subsidiary of Cameron or obligating Cameron or any Subsidiary of Cameron to grant, extend or enter into any such option, warrant, subscription or other right, convertible security, agreement, arrangement or commitment (the items in the foregoing subclauses (i), (ii) and (iii) being referred to collectively as “Cameron Subsidiary Securities”).  There are no outstanding obligations of Cameron or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Cameron Subsidiary Securities.

(d)       Except for the capital stock or other voting securities or ownership interests in any Subsidiary of Cameron, neither Cameron nor any of its Subsidiaries owns, directly or indirectly, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any person.

(e)        No Subsidiary of Cameron owns any shares of Cameron Common Stock.

Section 5.4      Compliance with Laws; Permits.  Except for such matters as, individually or in the aggregate, have not had and would not reasonably be expected to have a Cameron Material Adverse Effect:

(a)       Neither Cameron nor any of its Subsidiaries is in violation of any law, regulation, ordinance, code or legally binding directive, governmental determination, guideline, order, treaty, convention or governmental certification requirement, U.S. or non-U.S., of any Governmental Entity (collectively, “Applicable Laws”), and no claim is pending or, to the knowledge of Cameron, threatened with respect to any such matters.

(b)       Cameron and each Subsidiary of Cameron hold all permits, licenses, certifications, variations, exemptions, orders, franchises and approvals of all Governmental Entities necessary for the conduct of their respective businesses (the “Cameron Permits”).  All Cameron Permits are in full force and effect and there exists no default thereunder or breach thereof, and Cameron has no notice or knowledge that such Cameron Permits will not be renewed in the ordinary course after the Effective Time.  No Governmental Entity has given, or to the knowledge of Cameron, threatened to give, any action to terminate, cancel or reform any Cameron Permit.

(c)       Cameron and each Subsidiary of Cameron possess all permits, licenses, operating authorities, orders, exemptions, franchises, variances, consents, approvals or other authorizations required for the present ownership and operation of all its and its Subsidiaries’ assets.  There exists no default or breach with respect to, and no person or Governmental Entity has taken or, to the knowledge of Cameron, threatened to take, any action to terminate, cancel or reform any such permit, license, operating authority, order, exemption, franchise, variance, consent, approval or other authorization.

This Section 5.4 does not relate to Tax matters, employee benefits matters, labor matters, environmental matters, intellectual property matters, export control or trade matters, or the

Foreign Corrupt Practices Act, which are the subjects of Sections 5.11, 5.12, 5.13, 5.15, 5.16, 5.23 and 5.24, respectively.

Section 5.5       No Conflict.

(a)       The execution, delivery and performance by Cameron of this Agreement do not, and the consummation by Cameron of the Merger and the other transactions contemplated by this Agreement in accordance with the terms hereof will not, (i) subject to receipt of the Cameron Stockholder Approval, conflict with or result in a breach of any provisions of the certificate of incorporation or bylaws of Cameron, (ii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the suspension, termination or cancellation, or in a right of suspension, termination or cancellation of, or give rise to a right of purchase or a right of additional payment under, or accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of Cameron or its Subsidiaries under, or result in being declared void, voidable, or without further binding effect, or otherwise result in a detriment to Cameron or any of its Subsidiaries under, any of the terms, conditions or provisions of, any loan or credit agreement, note, bond, mortgage, indenture, deed of trust, license, concession, franchise, permit, lease, contract, agreement, joint venture or other instrument or obligation to which Cameron or any of its Subsidiaries is a party, or by which Cameron or any of its Subsidiaries or any of their properties or assets is bound or affected, or (iii) subject to the filings and other matters referred to in Section 5.5(b), contravene or conflict with or constitute a violation of any provision of any Applicable Law, except, in the case of matters described in clause (ii) or (iii), as have not had and would not reasonably be expected to have, individually or in the aggregate, a Cameron Material Adverse Effect.

(b)       Other than those required under or in relation to (i) the DGCL and the Delaware LLC Act with respect to the filing of the Certificate of Merger, (ii) rules and regulations of the New York Stock Exchange, LLC (the “NYSE”), (iii) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), Council Regulation (EC) No. 139/2004 of 20 January 2004 on the control of concentrations between undertakings (published in the Official Journal of the European Union on January 29, 2004 at L 24/1) (the “EC Merger Regulation”) and such applicable competition, antitrust or premerger notification laws of the other jurisdictions set forth in Section 5.5 of the Cameron Disclosure Letter, (iv) the Securities Act of 1933, as amended (the “Securities Act”), (v) the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (vi) state securities or “Blue Sky” laws and (vii) other Governmental Entities having jurisdiction over the Merger set forth in Section 5.5 of the Cameron Disclosure Letter, neither the execution, delivery or performance by Cameron of this Agreement, nor the consummation by Cameron of the Merger and the other transactions contemplated by this Agreement in accordance with the terms hereof will require any consent, approval, qualification or authorization of, or filing or registration with, any Governmental Entity, except for any consent, approval, qualification or authorization the failure of which to obtain and for any filing or registration the failure of which to make has not had and would not reasonably be expected to have a Cameron Material Adverse Effect.

Section 5.6       SEC Documents; Financial Statements.

(a)       Cameron has filed or furnished all registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and any amendments thereto) required to be so filed or furnished by it with the Securities and Exchange Commission (the “SEC”) since January 1, 2012 (collectively, the “Cameron Reports”) and has made available to Schlumberger each such document it has so filed or furnished, in the form filed with or furnished to the SEC.  Cameron has made available to Schlumberger copies of all material comment letters from the SEC and Cameron’s responses thereto since January 1, 2012 through the date hereof.  As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC staff with respect to the Cameron Reports.  No Subsidiary of Cameron is required to file any registration statement, prospectus, report, schedule, form, statement or any other document with the SEC.  No Subsidiary of Cameron is, or since January 1, 2012 has been, subject to any requirement to file periodic reports under the Exchange Act.  As of their respective dates (or, if amended, as of the date of such amendment), the Cameron Reports complied in all material respects with the applicable requirements of the Exchange Act, the Securities Act and the rules and regulations thereunder and complied in all material respects with applicable accounting standards.  As of their respective dates (or, if amended, as of the date of such amendment), the Cameron Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b)       Each of the consolidated balance sheets included in or incorporated by reference into the Cameron Reports (including the related notes and schedules) fairly presents, in all material respects, the consolidated financial position of Cameron and its Subsidiaries as of its date, and each of the consolidated statements of comprehensive income, cash flows and changes in equity included in or incorporated by reference into the Cameron Reports (including any related notes and schedules) fairly presents, in all material respects, the results of operations, cash flows or changes in equity, as the case may be, of Cameron and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to (i) such exceptions as may be permitted by Form 10-Q of the SEC and (ii) normal year-end audit adjustments which have not been and are not expected to be material), in each case in accordance with U.S. generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except as may be noted therein.

(c)       There are no liabilities or obligations of Cameron or any of its Subsidiaries (whether accrued, absolute, contingent or otherwise and whether or not required to be disclosed) that would be required to be reflected on, or reserved against in, a balance sheet of Cameron or in the notes thereto prepared in accordance with GAAP, other than liabilities or obligations to the extent (i) (A) reflected or reserved against on the consolidated balance sheet of Cameron or (B) readily apparent in the notes thereto, in each case included in Cameron’s annual report on Form 10-K for the year ended December 31, 2014 or Cameron’s quarterly report on Form 10-Q for the period ended June 30, 2015, (ii) liabilities or obligations incurred in the ordinary course of business since June 30, 2015 or (iii) liabilities or obligations which have not had and would not reasonably be expected to have, individually or in the aggregate, a Cameron Material Adverse Effect.

(d)       As of June 30, 2015, there was no outstanding indebtedness for borrowed money of Cameron or any of its Subsidiaries, other than indebtedness in the amounts identified by instrument in Section 5.6 of the Cameron Disclosure Letter, and excluding inter-company indebtedness among Cameron and its wholly owned Subsidiaries and any indebtedness for borrowed money in an individual amount not in excess of $50 million and in the aggregate not in excess of $250 million.  Since June 30, 2015, neither Cameron nor any of its Subsidiaries has incurred any indebtedness for borrowed money except in the ordinary course of business consistent with past practice, excluding intercompany indebtedness among Cameron and its wholly owned Subsidiaries.

Section 5.7       Controls and Procedures.

(a)       Since the enactment of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), Cameron has been and is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the NYSE.

(b)       Each of the principal executive officer and the principal financial officer of Cameron (or each former principal executive officer and former principal financial officer of Cameron, as applicable) has made all certifications required under Sections 302 and 906 of the Sarbanes-Oxley Act and the related rules and regulations promulgated thereunder and under the Exchange Act with respect to the Cameron Reports.  For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(c)       Cameron has (i) designed and maintained disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, and (ii) disclosed, based on its most recent evaluation and knowledge, to its auditors and the audit committee of the Cameron Board (A) any significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting which could adversely affect its ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting.

(d)       Cameron has designed and maintains a system of internal controls over financial reporting (as defined in Rule 13a-15(f) and 15d-15(f) under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Cameron’s management, with the participation of Cameron’s principal executive and financial officers, has completed an assessment of the effectiveness of Cameron’s internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2014, and such assessment concluded that such internal controls were effective using the framework specified in Cameron’s annual report on Form 10-K for the year ended December 31, 2014.  To the knowledge of Cameron, there is no reason to believe that its auditors and its principal executive officer and principal financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(e)       No personal loan or other extension of credit by Cameron to any of its or their executive officers or directors has been made or modified (other than as permitted by Section 13 of the Exchange Act and Section 402 of the Sarbanes-Oxley Act) since July 30, 2002.

Section 5.8       Information Supplied.

(a)       None of the information supplied or to be supplied by Cameron for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement/Prospectus will, on the date it is first mailed to Cameron stockholders or at the time of the Cameron Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The portions of the Proxy Statement/Prospectus supplied by Cameron will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

(b)       Notwithstanding the foregoing provisions of this Section 5.8, no representation or warranty is made by Cameron with respect to statements made or incorporated by reference in the Form S-4 or the Proxy Statement/Prospectus based on information supplied by Schlumberger US or Schlumberger for inclusion or incorporation by reference therein.

Section 5.9      Litigation.  There are no (a) civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or proceedings pending or, to the knowledge of Cameron, threatened against Cameron or any of its Subsidiaries or their respective assets, or any director, officer or employee of Cameron or any of its Subsidiaries or other affiliates, in each case, for whom Cameron or any of its Subsidiaries may be liable, or (b) litigations, arbitrations, investigations or other proceedings, or injunctions or final judgments relating thereto, pending or, to the knowledge of Cameron, threatened before any Governmental Entity or arbitrator against Cameron or any of its Subsidiaries or their respective assets, or any director, officer or employee of Cameron or any of its Subsidiaries or other affiliates, in each case, for whom Cameron or any of its Subsidiaries may be liable, except in the case of either clause (a) or (b), for those that would not, individually or in the aggregate, reasonably be expected to result in a Cameron Material Adverse Effect. None of Cameron or any of its Subsidiaries or their respective assets, or any director, officer or employee of Cameron or any of its Subsidiaries or other affiliates, in each case, for whom Cameron or any of its Subsidiaries may be liable, is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Entity which would, individually or in the aggregate, reasonably be expected to result in a Cameron Material Adverse Effect.  This Section 5.9 does not relate to Tax matters, employee benefits matters, labor matters, environmental matters, intellectual property matters, export control or trade matters, or the Foreign Corrupt Practices Act, which are the subjects of Sections 5.11, 5.12, 5.13, 5.15, 5.16, 5.23 and 5.24, respectively.

Section 5.10     Absence of Certain Changes.  Since December 31, 2014, there has not been any Cameron Material Adverse Effect or any event, occurrence, change, discovery or development of a state of circumstances or facts which would, individually or in the aggregate, reasonably be expected to result in a Cameron Material Adverse Effect.  Since December 31, 2014 and prior to the execution and delivery hereof, except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto, the business of Cameron and its Subsidiaries has been carried on and conducted in all material respects in the ordinary course of business.

Section 5.11    Taxes.  Except as have not had and would not reasonably be expected to have, individually or in the aggregate, a Cameron Material Adverse Effect:

(a)       (i) all tax returns, statements, reports, declarations, estimates and forms required to be filed with respect to Taxes (“Returns”) by or with respect to Cameron or any of its Subsidiaries (including any Return required to be filed by an affiliated, consolidated, combined, unitary or similar group that includes Cameron or any of its Subsidiaries) on or prior to the date hereof have been properly filed on a timely basis with the appropriate Governmental Entities, and (ii) all Taxes required to be paid by Cameron or any of its Subsidiaries (whether or not shown on any Return) have been duly paid, and all Taxes that Cameron or any of its Subsidiaries are obligated to withhold from amounts payable to any employee, creditor, shareholder or other third party have been duly withheld and deposited, in each case in full and on a timely basis, except, in each case of clause (i) and (ii), with respect to matters contested in good faith or adequately reserved for, in accordance with GAAP;

(b)       no audits or other administrative or court proceedings are pending with regard to any Taxes or Returns of Cameron or any of its Subsidiaries;

(c)       no Governmental Entity is asserting in writing any deficiency or claim for Taxes or any adjustment to Taxes of Cameron or any of its Subsidiaries which have not been fully paid or finally settled or adequately reserved for, in accordance with GAAP;

(d)       neither Cameron nor any of its Subsidiaries has any liability for Taxes of any Person (A) under Treasury Regulation § 1.1502-6 or any similar provision of state, local, or non-U.S. tax law, except for Taxes of the affiliated group of which Cameron or any of its Subsidiaries is or was the common parent, within the meaning of Section 1504(a)(1) of the Code or any similar provision of state, local, or non-U.S. tax law, or (B) as a transferee or successor, by contract or otherwise, except for Taxes of Cameron or any of its Subsidiaries or for which Cameron or its Subsidiaries are entitled to indemnification from third parties;

(e)        neither Cameron nor any of its Subsidiaries has granted any currently effective requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes with respect to any Returns of Cameron or any of its Subsidiaries;

(f)        neither Cameron nor any of its Subsidiaries is a party to any closing agreement described in Section 7121 of the Code or any predecessor provision thereof or any similar agreement under state, local, or non-U.S. tax law;

(g)       neither Cameron nor any of its Subsidiaries is a party to, is bound by, or has any obligation under, any tax sharing, allocation or indemnity agreement or any similar agreement or arrangement, except for any such agreement or arrangement solely between or among any of Cameron and its Subsidiaries;

(h)       neither Cameron nor any of its Subsidiaries has participated in any “listed transaction,” within the meaning of Treasury Regulation §1.6011-4(b)(2);

(i)        neither Cameron nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution that was purported or intended to be governed by Section 355 of the Code occurring during the two-year period ending on the date hereof;

(j)        there are no liens for Taxes (other than Permitted Liens) upon any of the assets of Cameron or any of its Subsidiaries;

(k)       no claim has been made in the last five years by an authority in a jurisdiction where any of Cameron or its Subsidiaries does not file Returns that Cameron or any of its Subsidiaries is or may be subject to taxation in that jurisdiction;

(l)        no Subsidiary of Cameron is or has ever been a passive foreign investment company within the meaning of Section 1297 of the Code; and

(m)      the charges, accruals and reserves for Taxes with respect to Cameron and its Subsidiaries reflected in each of the consolidated balance sheets included in or incorporated by reference into the Cameron Reports (including the related notes and schedules) are adequate under GAAP to cover unpaid Tax liabilities accruing through the date thereof.

Section 5.12     Employee Benefit Plans.

(a)       Within 20 business days after the date hereof, Cameron will provide Schlumberger with a list of all Cameron Benefit Plans and make available to Schlumberger a true and correct copy of each Cameron Benefit Plan.  The term “Cameron Benefit Plans” means all material employee benefit plans and other material benefit arrangements, including all “employee benefit plans” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not U.S.-based plans, and all other material employee benefit, bonus, incentive, deferred compensation, stock option (or other equity-based), severance, employment, change in control, welfare (including post-retirement medical and life insurance) and fringe benefit plans, practices or agreements, whether or not subject to ERISA or U.S.-based and whether written or oral, sponsored, maintained or contributed to or required to be contributed to by Cameron or any of its Subsidiaries, to which Cameron or any of its Subsidiaries is a party or is required to provide benefits under Applicable Law.  As of the date hereof, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Cameron Material Adverse Effect, there is no unsatisfied liability associated with any terminated Cameron Benefit Plan.  With respect to each Cameron U.S. Benefit Plan (as defined below), within 20 business days after the date hereof, Cameron will make available to Schlumberger a true and correct copy of (i) the most recent annual report (Form 5500) filed with the applicable Governmental Entity (with respect to Cameron U.S. Benefit Plans for which Form 5500’s are filed), (ii) each such Cameron U.S. Benefit Plan that has been reduced to writing and all amendments thereto, (iii) each trust agreement, insurance contract or administration agreement relating to each such Cameron U.S. Benefit Plan, (iv) the most recent summary plan description or other written explanation of each Cameron U.S. Benefit Plan provided to participants, (vi) the most recent actuarial report or valuation relating to a Cameron U.S. Benefit Plan subject to Title IV of ERISA, (vii) the most recent determination letter or opinion letter, if any, issued by the Internal Revenue Service (“IRS”) with respect to any Cameron U.S. Benefit Plan intended to be qualified under Section 401(a) of the Code, (viii) any request for a determination currently pending before the IRS, and (ix) all material correspondence with the IRS, the U.S. Department of Labor, or Pension Benefit Guaranty Corporation relating to any outstanding controversy or with respect to any controversy that has been resolved in the previous year.

(b)       With respect to each Cameron Benefit Plan subject to the laws of the United States (each a “Cameron U.S. Benefit Plan” and collectively, the “Cameron U.S. Benefit Plans”), except as have not had and would not reasonably be expected to have, individually or in the aggregate, a Cameron Material Adverse Effect:

(i)        all applicable reporting and disclosure requirements have been met;

(ii)       to the extent applicable, such Cameron U.S. Benefit Plan complies and has complied with the requirements of ERISA, the Code, other Applicable Law and with the operative documents for each such plan;

(iii)      any Cameron U.S. Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or opinion letter, as applicable, from the IRS;

(iv)     all Cameron U.S. Benefit Plans have been maintained and operated in accordance with their terms, and, to the knowledge of Cameron, there have been no breaches of fiduciary duty in connection with Cameron Benefit Plans;

(v)      there are no pending or, to the knowledge of Cameron, threatened claims against or otherwise involving any Cameron U.S. Benefit Plan, and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Cameron Benefit Plan activities) is pending against or with respect to any such Cameron Benefit Plan;

(vi)     there are no pending audits or investigations by any Governmental Entity involving any Cameron U.S. Benefit Plan;

(vii)    all material contributions required to be made as of the date hereof to Cameron U.S. Benefit Plans have been made or provided for;

(viii)   Cameron has not engaged in a transaction with respect to any Cameron U.S. Benefit Plan for which it would reasonably be expected to be subject (either directly or indirectly) to a liability for either a civil penalty assessed pursuant to Section 502(i) of ERISA or a Tax imposed by Section 4975 of the Code;

(ix)      since January 1, 2005, each nonqualified deferred compensation plan or arrangement has been maintained in good faith operational compliance with Section 409A of the Code and, as of December 31, 2014, each nonqualified deferred compensation plan or arrangement is in documentary compliance with Section 409A of the Code, except for such noncompliance that may be corrected under IRS Notice 2008-113 or IRS Notice 2010-6 (without material liability to Schlumberger);

(x)       (A) with respect to Cameron U.S. Benefit Plans or any “employee pension benefit plans,” as defined in Section 3(2) of ERISA, that are subject to Title IV of ERISA and have been maintained or contributed to within six years prior to the date hereof by Cameron, any of its Subsidiaries or any trade or business (whether or not incorporated) which is under common control, or which is treated as a single employer, with Cameron or any of its Subsidiaries under Section 414(b), (c), (m) or (o) of the Code (a “Cameron ERISA affiliate”), neither Cameron nor any Cameron ERISA affiliate has incurred any direct or indirect liability under Title IV of ERISA in connection with any termination thereof or withdrawal therefrom which remains unsatisfied, (B) with respect to Cameron U.S. Benefits Plans, none has failed to meet the minimum funding standards within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived, (C) with respect to Cameron U.S. Benefit Plans, since January 1, 2013, there has been no “reportable event,” as that term is defined in Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, and (D) with respect to Cameron U.S. Benefit Plans, the minimum funding standards of Section 412 of the Code have been satisfied and there are no restrictions on the payment or accrual of benefits under Section 436 of the Code and such plan is not in “at risk” status for the current plan year under Section 430(i) of the Code;

(xi)      all individuals who performed any compensatory services for Cameron or any Subsidiary of Cameron, whether as an employee, independent contractor or “leased employee” (as defined in Section 414(n) of the Code) are, and have been, properly classified for purposes of withholding Taxes and eligibility to participate in, and coverage under, any Cameron U.S. Benefit Plan;

(xii)      with respect to each Cameron U.S. Benefit Plan which is a group health plan, Cameron and each of the Cameron ERISA affiliates have complied in all material respects with (i) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and the applicable COBRA regulations, (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations thereunder, and (iii) and the Patient Protection and Affordable Care Act of 2010, as amended (“PPACA”) and the regulations thereunder, and neither Cameron nor any Cameron ERISA affiliate has incurred any liability under Section 4980 of the Code or the excise tax or penalty provisions of PPACA;

(xiii)    Cameron, its Subsidiaries and any Cameron ERISA affiliate, since December 31, 2014, (i) have calculated the hours of service for employees of Cameron and any of its Subsidiaries in accordance with Section 4980H of the Code and the regulations thereunder and maintained appropriate documentation thereof and (ii) have or have made arrangements to properly document and report health insurance coverage information in compliance with Sections 6055 and 6056 of the Code; and

(xiv)    neither Cameron nor any of its Subsidiaries nor any Cameron ERISA affiliate contributes to, or has an obligation to contribute to, and has not within six years prior to the Effective Time contributed to, or had an obligation to contribute to, a “multiemployer plan” within the meaning of Section 3(37) of ERISA, a “multiple employer welfare association” within the meaning of Section 3(40) of ERISA or a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code.

(c)       Except as provided in Section 5.12(c) of the Cameron Disclosure Letter, no Cameron U.S. Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of Cameron or any Subsidiary of Cameron for periods extending beyond their retirement date or other termination of service other than (i) coverage mandated by Applicable Law, (ii) death benefits under any “pension plan” or (iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary).  Except as would not have, individually or in the aggregate, a Cameron Material Adverse Effect, each Cameron U.S. Benefit Plan which provides post-employment medical, surgical, hospitalization, death or similar benefits may be unilaterally amended or terminated by Cameron without material liability, except as to claims incurred prior to amendment or termination.

(d)       Except as provided in Section 5.12(d) of the Cameron Disclosure Letter, the execution and delivery of this Agreement, and the consummation of the Merger and the other transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) (i) result in any payment becoming due to any employee, former employee or group of employees or former employees, of Cameron or any of its Subsidiaries, (ii) increase any benefits otherwise payable under any Cameron Benefit Plans, (iii) result in the acceleration of the time of payment or vesting of any such benefits or (iv) result in the incurrence or acceleration of any other obligation related to the Cameron Benefit Plans or to any employee, former employee or group of employees or former employees, including the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.

(e)       Section 5.12(e) of the Cameron Disclosure Letter contains a list of all funded Cameron Benefit Plans with assets containing stock or other securities issued by Cameron or any of its Subsidiaries.

(f)        With respect to each Cameron Benefit Plan that is not a Cameron U.S. Benefit Plan (each a “Cameron Foreign Benefit Plan” and collectively, the “Cameron Foreign Benefit Plans”), except as would not have, individually or in the aggregate, a Cameron Material Adverse Effect, (i) each such Cameron Foreign Benefit Plan is in material compliance with all

Applicable Laws and has been operated in accordance with its terms, (ii) all contributions required to have been made under such Cameron Foreign Benefit Plans have been timely made and all liabilities thereunder have been properly accrued on the most recent financial statements of Cameron and its Subsidiaries, and (iii) each Cameron Foreign Benefit Plan is either fully funded or a fully insured plan.

Section 5.13     Labor Matters.

(a)       To the knowledge of Cameron, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened. Within 20 business days after the date hereof, Cameron will provide Schlumberger US and Schlumberger with a true and correct copy of any material collective bargaining agreements or similar contract, agreement or understanding with a labor union or similar labor organization.

(b)       Except for such matters as have not had and would not reasonably be expected to have a Cameron Material Adverse Effect, (i) Cameron and its Subsidiaries have complied with all Applicable Laws respecting the employment of labor; (ii) neither Cameron nor any Subsidiary of Cameron has received any written complaint of any unfair labor practice or other unlawful employment practice or any written notice of any violation of any Applicable Law with respect to the employment of individuals by, or the employment practices of, Cameron or any Subsidiary of Cameron or the work conditions or the terms and conditions of employment and wages and hours of their respective businesses and (iii) there are no unfair labor practice charges or other employee related complaints against Cameron or any Subsidiary of Cameron pending or, to the knowledge of Cameron, threatened, before any Governmental Entity by or concerning the employees working in their respective businesses.

Section 5.14    Properties.  Except as has not had and as would not reasonably be expected to have a Cameron Material Adverse Effect, (a) each of Cameron and its Subsidiaries has good and marketable title to, or valid leasehold interests in, all properties and assets purported to be owned or leased by it, respectively, in the Cameron Reports, except for such properties and assets as are no longer used or useful in the conduct of its businesses or as have been disposed of in the ordinary course of business, and there are no outstanding options or rights of first refusal to purchase any of such properties or assets or interests therein; (b) all such assets and properties are free and clear of all Liens (other than Permitted Liens); (c) each of Cameron and its Subsidiaries has complied with the terms of all leases, subleases, easements, licenses and other occupancy agreements to which it is a party and under which it is in occupancy, and all such agreements are in full force and effect; and (d) each of Cameron and its Subsidiaries enjoys peaceful and undisturbed possession under all such agreements.

Section 5.15     Environmental Matters.  Except as have not had and would not reasonably be expected to have, individually or in the aggregate, a Cameron Material Adverse Effect:

(a)       Cameron and each of its Subsidiaries has been and is in compliance with all orders of any court, Governmental Entity or arbitration board or tribunal applicable to it and any Applicable Law (including common law) related to (i) pollutants, contaminants, hazardous, toxic or radioactive substances or wastes (including petroleum, asbestos and silica) (“Hazardous

Materials”), or (ii) human health, worker safety, process safety, mine safety, product safety and stewardship, exploration, production and mining activities (including reclamation obligations), natural resources, the environment, or climate (“Environmental Laws”).

(b)       Cameron and each Subsidiary of Cameron hold all permits, licenses, certifications, variations, exemptions, orders, franchises and approvals of all Governmental Entities required under Environmental Laws for the conduct of their respective businesses (the “Cameron Environmental Permits”).  All Cameron Environmental Permits are in full force and effect and there exists no default thereunder or breach thereof, and Cameron has no notice or knowledge that such Cameron Environmental Permits will not be renewed in the ordinary course after the Effective Time.  No Governmental Entity has given, or to the knowledge of Cameron, threatened to give, any action to terminate, cancel or reform any Cameron Environmental Permit.

(c)       No judicial or administrative proceedings or governmental investigations or employee or third party claims are pending or, to the knowledge of Cameron, threatened in writing against Cameron or its Subsidiaries that allege the violation of or seek to impose liability pursuant to any Environmental Law.

(d)       Neither Cameron nor any of its Subsidiaries has (i) received any notice of noncompliance with, violation of, or liability or potential liability under any Environmental Law that remains unresolved or (ii) entered into any outstanding consent decree or order or is subject to any outstanding order of any court or Governmental Entity or tribunal under any Environmental Law or relating to the cleanup of or other obligation with respect to any Hazardous Materials.

(e)       There are no Hazardous Materials at, in, under or migrating to or from properties owned or leased by Cameron or each Subsidiary that require removal or remediation under Environmental Laws.

(f)        Neither Cameron nor its Subsidiaries has been named as a defendant in any litigation, or has received written notice of noncompliance, violation, liability or potential liability from any Governmental Entity, based on exposure to Hazardous Materials.

Section 5.16    Intellectual Property.  Except as has not had and as would not reasonably be expected to have a Cameron Material Adverse Effect, Cameron and its Subsidiaries own or possess adequate licenses or other valid rights to use all patents, patent applications, patent rights, know-how, trade secrets, trademarks, trademark rights, trade names, trade dress, trade name rights, service marks, service mark rights, copyrights, software, domain names, computer programs, technical know-how and other proprietary intellectual property rights (collectively, “Intellectual Property Rights”) necessary for the conduct of their respective businesses as currently being conducted.  There are no assertions or claims challenging the validity of any Intellectual Property Rights that are reasonably expected to have, individually or in the aggregate, a Cameron Material Adverse Effect.  No claims are pending or, to the knowledge of Cameron, threatened that Cameron and its Subsidiaries are infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Rights, except for any such claims that, individually or in the aggregate, have not had and would not reasonably be expected to have a Cameron Material Adverse Effect.  The conduct of

Cameron’s and its Subsidiaries’ respective businesses as currently conducted does not conflict with, violate, or infringe any Intellectual Property Rights of a third party, except for any such claims that, individually or in the aggregate, have not had and would not reasonably be expected to have a Cameron Material Adverse Effect.  There is no infringement of any proprietary right owned by or licensed by or to Cameron or any of its Subsidiaries that is reasonably expected to have, individually or in the aggregate, a Cameron Material Adverse Effect.

Section 5.17     Decrees, Etc.  Except for such matters as have not had and would not reasonably be expected to have a Cameron Material Adverse Effect, (a) no order, writ, fine, injunction, decree, judgment, award or determination of any court or Governmental Entity or any arbitral or other dispute resolution body has been issued or entered against Cameron or any of its Subsidiaries that continues to be in effect that affects the ownership or operation of any of their respective assets or that involves an amount greater than $10 million and (b) since December 31, 2012, no criminal order, writ, fine, injunction, decree, judgment or determination of any Governmental Entity has been issued against Cameron or any of its Subsidiaries.

Section 5.18    Insurance.  Except as have not had and would not reasonably be expected to have, individually or in the aggregate, a Cameron Material Adverse Effect, Cameron and its Subsidiaries maintain insurance policies, including with respect to fire, liability, workers’ compensation, and title insurance, containing coverages in such amounts and against such losses as are customary in the industries in which Cameron and its Subsidiaries operate on the date hereof.  Except as have not had and would not reasonably be expected to have, individually or in the aggregate, a Cameron Material Adverse Effect, all such policies (or substitute policies with substantially similar terms and underwritten by insurance carriers with substantially similar or higher ratings) are in full force and effect, and (ii) all premiums with respect thereto covering all periods up to and including the Closing Date have been (or, if not yet due as of the date hereof, will prior to the Closing Date be) paid.

Section 5.19     No Brokers.  Cameron has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of Cameron, Schlumberger or their respective affiliates to pay any finder’s fees, brokerage or other like payments in connection with the negotiations leading to this Agreement or the consummation of the Merger and the other transactions contemplated by this Agreement, except that Cameron has retained Credit Suisse Securities (USA) LLC as its financial advisor, the arrangements with which have been disclosed to Schlumberger prior to the date hereof.

Section 5.20    Schlumberger Stock Ownership.  Neither Cameron nor any of its Subsidiaries owns any shares of capital stock of Schlumberger or any other securities convertible into or otherwise exercisable for shares of capital stock of Schlumberger.

Section 5.21    Vote Required.  The only vote of the holders of any class or series of Cameron capital stock necessary to adopt and approve this Agreement and the transactions contemplated by this Agreement (including the Merger) is the affirmative vote of the holders of at least a majority of the outstanding shares of Cameron Common Stock (such approval being referred to as the “Cameron Stockholder Approval”).

Section 5.22     Certain Contracts.  For purposes of this Agreement, “Material Contract” means any Contract required to be filed pursuant to Item 601(b)(2), (4), (9) or (10) of Regulation S-K under the Securities Act regardless of when such Contract is executed or in effect. Except as set forth as an exhibit to the Cameron Reports, as of the date hereof, neither Cameron nor any of its Subsidiaries is a party to or bound by any Material Contract. As of the date of this Agreement, except as would not, individually or in the aggregate, reasonably be expected to have, a Cameron Material Adverse Effect and except with respect to any agreement, lease, easement, license, contract, note, mortgage, indenture or other legally binding obligation (each, a “Contract”) that has previously expired in accordance with its terms, been terminated, restated or replaced, each Material Contract is a valid and binding obligation of Cameron or one of its Subsidiaries, as the case may be, and is in full force and effect, and neither Cameron nor any of its Subsidiaries nor, to the knowledge of Cameron, any other party thereto, is in default or breach under the terms of any such Material Contract.

Section 5.23     Export Controls and Trade Sanctions.  Except for such matters as would not, individually or in the aggregate, reasonably be expected to result in a Cameron Material Adverse Effect:

(a)       Cameron and its affiliates have complied with all statutory and regulatory requirements relating to export controls and trade sanctions under Applicable Laws, including  the Export Administration Regulations (15 C.F.R. Parts 730 et seq.), the International Traffic in Arms Regulations (22 C.F.R. Parts 120-130), Section 999 of the Code, the Trading with the Enemy Act of 1917 (50 U.S.C. §§ 1-44), the International Emergency Economic Powers Act (50 U.S.C. §§1701–1706), the Foreign Narcotics Kingpin Designation Act (21 U.S.C. 1901-1908, 8 U.S.C. 1182), and the regulations, rules, and executive orders administered by the U.S. Department of the Treasury, Office of Foreign Assets Control (“OFAC”) and by the U.S. Nuclear Regulatory Commission, and any similar rules or regulations of the European Union or other jurisdiction.  To the knowledge of Cameron, neither Cameron, nor any of its affiliates, shareholders, directors, officers or employees have, directly or indirectly, engaged in any transaction or dealing in property or interests in property of, received from or made any contribution of funds, goods, or services to or for the benefit of, provided any payments or material assistance to, or otherwise engaged in or facilitated any transactions with a Prohibited Person.  For the purposes of this Agreement, “Prohibited Person” means (i) any individual or entity that has been determined by competent authority to be the subject of a prohibition on such conduct in any law, regulation, rule, or executive order administered by OFAC; (ii) the government, including any political subdivision, agency or instrumentality thereof, of any country against which the United States maintains comprehensive economic sanctions or embargoes; (iii) any individual or entity that acts on behalf of or is owned or controlled by the government of a country against which the United States maintains comprehensive economic sanctions or embargoes; (iv) any individual or entity that has been identified on the Annex to Executive Order 13224 or the OFAC Specially Designated Nationals and Blocked Persons List (Appendix A to 31 C.F.R. Ch. V), as amended from time to time; or (v) any individual or entity that has been designated on any similar list or order published by the U.S. Government.

(b)       Cameron and its affiliates have developed and implemented an export control and trade sanctions compliance program which includes corporate policies and procedures designed to ensure compliance with Applicable Laws relating to export control and trade sanctions, including obtaining licenses or other authorizations as required for access by foreign nationals in the U.S. to controlled technology.

(c)       No civil or criminal penalties have been imposed on Cameron or any of its affiliates with respect to violations of Applicable Laws relating to export control or trade sanctions, nor have any voluntary disclosures relating to export control and trade sanctions issues been submitted to the U.S. Government or any other Governmental Entity.

(d)       To Cameron’s knowledge, Cameron and its affiliates have not been since January 1, 2012 and, to the knowledge of Cameron, are not now under any administrative, civil or criminal investigation or indictment involving alleged violations of any Applicable Laws relating to export controls or trade sanctions.

(e)       Neither the U.S. Government nor any other Governmental Entity has notified Cameron or any of its affiliates in writing since January 1, 2012 of any actual or alleged violation or breach of any Applicable Laws relating to export controls or trade sanctions.

(f)        To Cameron’s knowledge, none of Cameron or its affiliates has undergone or is undergoing any internal or external audit, review, inspection, investigation, survey or examination of records relating to Cameron’s or any of its affiliates’ export activity that would, individually or in the aggregate, reasonably be expected to affect adversely its future export activity.

Section 5.24     Foreign Corrupt Practices Act.  Except for such matters as would not, individually or in the aggregate, reasonably be expected to result in a Cameron Material Adverse Effect:

(a)       Cameron and its affiliates, directors, officers and employees have complied with the U.S. Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. §§ 78a et seq. (1997 and 2000)) (the “Foreign Corrupt Practices Act”), and any other applicable anticorruption or antibribery laws.  Except for “facilitating payments” (as such term is defined in the Foreign Corrupt Practices Act and other Applicable Laws), neither Cameron nor any of its affiliates, directors, officers, employees, agents or other representatives acting on its behalf have directly or indirectly offered, paid, promised to pay or authorized the payment of anything of value, including but not limited to cash, checks, wire transfers, tangible and intangible gifts, favors and services, to a Foreign Government Official or any other person while knowing or having a reasonable belief that all or some portion would be used for the purpose of:  (A) influencing any act or decision of a Foreign Government Official, including a decision to fail to perform official functions, (B) inducing any Foreign Government Official to do or omit to do any act in violation of the lawful duty of such official, or (C) inducing any Foreign Government Official to use influence with any government, department, agency or instrumentality in order to assist Cameron in obtaining or retaining business with, or directing business to any person or otherwise securing for any person an improper advantage.  For the purposes of this Agreement, “Foreign Government Official” means (i) any officer or employee of a non-U.S. Governmental Entity or any public international organization; (ii) any person acting in an official capacity for or on behalf of a non-U.S. Governmental Entity or any public international organization; (iii) any candidate for foreign political office; or (iv) any foreign political party or official thereof.

(b)       Cameron and its affiliates have developed and implemented a Foreign Corrupt Practices Act compliance program which includes corporate policies and procedures designed to ensure compliance with the Foreign Corrupt Practices Act and any other applicable anticorruption and antibribery laws.

(c)       No civil or criminal penalties have been imposed on Cameron or any of its affiliates with respect to violations of the Foreign Corrupt Practices Act or any other applicable anticorruption or antibribery laws nor have any voluntary disclosures been submitted to the U.S. Government or any other Governmental Entity with respect to violations of the Foreign Corrupt Practices Act or any other applicable anticorruption or antibribery laws.

(d)       To Cameron’s knowledge, Cameron and its affiliates have not been since January 1, 2012 and are not now under any administrative, civil or criminal investigation or indictment involving alleged violations of the Foreign Corrupt Practices Act or any other applicable anticorruption or antibribery laws.  Neither Cameron nor any of its affiliates are participating in any investigation by a Governmental Entity relating to alleged violations by Cameron or its affiliates of the Foreign Corrupt Practices Act or any other applicable anticorruption or antibribery laws.

(e)       Neither the U.S. Government nor any other Governmental Entity has notified Cameron or any of its affiliates in writing since January 1, 2012 of any actual or alleged violation or breach of the Foreign Corrupt Practices Act or any other applicable anticorruption or antibribery law.

Section 5.25    Charter Provisions; Takeover Laws.  Assuming the accuracy of the representations and warranties set forth in Section 6.10 and Section 7.10, Cameron has taken all action necessary to render the restrictions on business combinations set forth in Article Fifth of Cameron’s certificate of incorporation inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement.  Assuming the accuracy of the representations and warranties set forth in Section 6.10 and Section 7.10, no “fair price,” “moratorium,” “business combination” or “control share acquisition” statute or other similar statute or regulation (including Section 203 of the DGCL) is applicable to this Agreement, the Merger or the other transactions contemplated by this Agreement.

Section 5.26    Relationships with Customers and Suppliers.  Since December 31, 2014, no customer or supplier of Cameron or any of its Subsidiaries has canceled or otherwise terminated, or provided notice, whether in writing or otherwise, to Cameron or any of its Subsidiaries of its intent, or, to the knowledge of Cameron, threatened, to terminate its relationship with Cameron or the applicable Subsidiary, or, since December 31, 2014, decreased or limited or provided notice to Cameron or any of its Subsidiaries of its intent, or, to the knowledge of Cameron, threatened, to decrease or limit its purchases from or sales to Cameron or any of its Subsidiaries, in each case except as would not, individually or in the aggregate, reasonably be expected to result in a Cameron Material Adverse Effect.

Article 6

REPRESENTATIONS AND WARRANTIES
OF SCHLUMBERGER US AND MERGER SUB

Except as (i) set forth in the disclosure letter delivered to Cameron by Schlumberger US at or prior to the execution hereof (the “Schlumberger US Disclosure Letter”) and making reference to the particular subsection of this Agreement to which exception is being taken, subject to Section 11.10, or (ii) as disclosed in the Schlumberger Reports filed or furnished after December 31, 2014 and prior to the date hereof (excluding any disclosures in such Schlumberger Reports in any risk factors section, in any section related to forward looking statements and other disclosures that are predictive or forward-looking in nature), each of Schlumberger US and Merger Sub represents and warrants to Cameron that:

Section 6.1       Organization; Good Standing and Qualification.  Each of Schlumberger US and Merger Sub is a legal entity duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization and has all requisite corporate or limited liability company power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.  Schlumberger US has made available to Cameron true and correct copies of the certificate of incorporation and bylaws of Schlumberger US and the certificate of formation and limited liability company agreement of Merger Sub, each as amended to date, and each as so delivered is in full force and effect.

Section 6.2       Authorization, Validity and Enforceability.

(a)       Each of Schlumberger US and Merger Sub has all requisite corporate or limited liability company power and authority to execute and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party and to consummate the transactions contemplated hereby and thereby (including the Merger).  The execution and delivery of this Agreement by each of Schlumberger US and Merger Sub, and the consummation by each of Schlumberger US and Merger Sub of the transactions contemplated by this Agreement, including the Merger as described in this Agreement, have been duly authorized by all requisite corporate or limited liability company action on behalf of Schlumberger US and Merger Sub.  This Agreement has been duly executed and delivered by each of Schlumberger US and Merger Sub and constitutes the valid and legally binding obligation of each of Schlumberger US and Merger Sub, enforceable against each of Schlumberger US and Merger Sub in accordance with its terms.

(b)      The Boards of Directors of Schlumberger US and Merger Sub have each unanimously (i) determined that this Agreement and the Merger are advisable and (ii) approved and adopted this Agreement and approved the transactions contemplated hereby, including the Merger.

Section 6.3      Capitalization.  All of the outstanding member interests of Merger Sub are owned directly by Schlumberger US, free and clear of all Liens (including any restriction on the right to vote, sell or otherwise dispose of such member interests).

Section 6.4      Compliance with Laws; Permits.  Except for such matters as, individually or in the aggregate, have not had and would not reasonably be expected to have a Schlumberger Material Adverse Effect:
(a)       Neither Schlumberger US nor any of its Subsidiaries is in violation of any Applicable Laws, and no claim is pending or, to the knowledge of Schlumberger US, threatened with respect to any such matters.

(b)       Schlumberger US and each Subsidiary of Schlumberger US hold all permits, licenses, certifications, variations, exemptions, orders, franchises and approvals of all Governmental Entities necessary for the conduct of their respective businesses (the “Schlumberger US Permits”).  All Schlumberger US Permits are in full force and effect and there exists no default thereunder or breach thereof, and Schlumberger US has no notice or knowledge that such Schlumberger US Permits will not be renewed in the ordinary course after the Effective Time.  No Governmental Entity has given, or to the knowledge of Schlumberger US, threatened to give, any action to terminate, cancel or reform any Schlumberger US Permit.

(c)       Schlumberger US and each Subsidiary of Schlumberger US possess all permits, licenses, operating authorities, orders, exemptions, franchises, variances, consents, approvals or other authorizations required for the present ownership and operation of all its and its Subsidiaries’ assets.  There exists no default or breach with respect to, and no person or Governmental Entity has taken or, to the knowledge of Schlumberger US, threatened to take, any action to terminate, cancel or reform any such permit, license, operating authority, order, exemption, franchise, variance, consent, approval or other authorization.

This Section 6.4 does not relate to export control or trade matters or the Foreign Corrupt Practices Act, which are the subjects of Sections 6.11 and 6.12, respectively.

Section 6.5       No Conflict.

(a)       The execution, delivery and performance by Schlumberger US and Merger Sub of this Agreement does not, and the consummation by Schlumberger US and Merger Sub of the Merger and the other transactions contemplated by this Agreement in accordance with the terms hereof will not, (i) conflict with or result in a breach of any provisions of the certificate of incorporation or bylaws of Schlumberger US or the certificate of formation or limited liability company agreement of Merger Sub, (ii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the suspension, termination or cancellation, or in a right of suspension, termination or cancellation of, or give rise to a right of purchase or a right of additional payment under, or accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of Schlumberger US or any of its Subsidiaries under, or result in being declared void, voidable, or without further binding effect, or otherwise result in a detriment to Schlumberger US or any of its Subsidiaries under, any of the terms, conditions or provisions of, any loan or credit agreement, note, bond, mortgage, indenture, deed of trust, license, concession, franchise, permit, lease, contract, agreement, joint venture or other instrument or obligation to which Schlumberger US or any of its Subsidiaries is a party, or by which Schlumberger US or any of its Subsidiaries or any of their properties or assets is bound or affected, or (iii) subject to the filings and other matters referred to in Section 6.5(b), contravene or conflict with or constitute a violation of any provision of any Applicable Law, except, in the case of matters described in clause (ii) or (iii), as have not had and would not reasonably be expected to have, individually or in the aggregate, a Schlumberger Material Adverse Effect.

(b)       Other than those required under or in relation to (i) the DGCL and the Delaware LLC Act with respect to the filing of the Certificate of Merger, (ii) rules and regulations of the NYSE, (iii) the HSR Act, the EC Merger Regulation and such applicable competition, antitrust or premerger notification laws of the other jurisdictions set forth in Section 6.5 of the Schlumberger US Disclosure Letter, (iv) the Securities Act, (v) the Exchange Act, (vi) state securities or “Blue Sky” laws and (vii) other Governmental Entities having jurisdiction over the Merger set forth in Section 6.5 of the Schlumberger US Disclosure Letter, neither the execution, delivery or performance by Schlumberger US and Merger Sub of this Agreement, nor the consummation by Schlumberger US and Merger Sub of the other transactions contemplated by this Agreement in accordance with the terms hereof, will require any consent, approval, qualification or authorization of, or filing or registration with, any Governmental Entity, except for any consent, approval, qualification or authorization the failure of which to obtain and for any filing or registration the failure of which to make has not had and would not reasonably be expected to have a Schlumberger Material Adverse Effect.

Section 6.6       Information Supplied.

(a)       None of the information supplied or to be supplied by Schlumberger US for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement/Prospectus will, on the date it is first mailed to Cameron stockholders or at the time of the Cameron Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The portions of the Proxy Statement/Prospectus supplied by Schlumberger US will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

(b)       Notwithstanding the foregoing provisions of this Section 6.6, no representation or warranty is made by Schlumberger US with respect to statements made or incorporated by reference in the Form S-4 or the Proxy Statement/Prospectus based on information supplied by Cameron for inclusion or incorporation by reference therein.

Section 6.7      SEC Documents; Financial Statements.  Neither Schlumberger US nor any Subsidiary of Schlumberger US is required to file any registration statement, prospectus, report, schedule, form, statement or any other document with the SEC.  Neither Schlumberger US nor any Subsidiary of Schlumberger US is, or since January 1, 2012 has been, subject to any requirement to file periodic reports under the Exchange Act.

Section 6.8      Litigation.  There are no (a) civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or proceedings pending or, to the knowledge of Schlumberger US, threatened against Schlumberger US or any of its Subsidiaries or their respective assets, or any director, officer or employee of Schlumberger US or any of its Subsidiaries or other affiliates, in each case, for whom Schlumberger US or any of its Subsidiaries may be liable, or (b) litigations, arbitrations, investigations or other proceedings, or injunctions or final judgments relating thereto, pending or, to the knowledge of Schlumberger US, threatened before any Governmental Entity or arbitrator against Schlumberger US or any of its Subsidiaries or their respective assets, or any director, officer or employee of Schlumberger US or any of its Subsidiaries or other affiliates, in each case, for whom Schlumberger US or any of its Subsidiaries may be liable, except in the case of either clause (a) or (b), for those that would not, individually or in the aggregate, reasonably be expected to result in a Schlumberger Material Adverse Effect. None of Schlumberger US or any of its Subsidiaries or their respective assets, or any director, officer or employee of Schlumberger US or any of its Subsidiaries or other affiliates, in each case, for whom Schlumberger US or any of its Subsidiaries may be liable, is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Entity which would, individually or in the aggregate, reasonably be expected to result in a Schlumberger Material Adverse Effect.  This Section 6.8 does not relate to export control or trade matters or the Foreign Corrupt Practices Act, which are the subjects of Sections 6.11 and 6.12, respectively.

Section 6.9      Absence of Certain Changes.  Since December 31, 2014, there has not been any Schlumberger Material Adverse Effect or any event, occurrence, change, discovery or development of a state of circumstances or facts which would, individually or in the aggregate, reasonably be expected to result in a Schlumberger Material Adverse Effect.

Section 6.10    Cameron Stock Ownership.  Neither Schlumberger US nor any of its Subsidiaries owns any shares of capital stock of Cameron or any other securities convertible into or otherwise exercisable for shares of capital stock of Cameron.

Section 6.11    Export Controls and Trade Sanctions.  Except for such matters as would not, individually or in the aggregate, reasonably be expected to result in a Schlumberger Material Adverse Effect:

(a)       Schlumberger US and its affiliates have complied with all statutory and regulatory requirements relating to export controls and trade sanctions under Applicable Laws, including  the Export Administration Regulations (15 C.F.R. Parts 730 et seq.), the International Traffic in Arms Regulations (22 C.F.R. Parts 120-130), section 999 of the Code, the Trading with the Enemy Act of 1917 (50 U.S.C. §§ 1-44), the International Emergency Economic Powers Act (50 U.S.C. §§1701–1706), the Foreign Narcotics Kingpin Designation Act (21 U.S.C. 1901-1908, 8 U.S.C. 1182), and the regulations, rules, and executive orders administered by the U.S.

Department of the Treasury, OFAC, the U.S. Nuclear Regulatory Commission and any similar rules or regulations of the European Union or other jurisdiction.  To the knowledge of Schlumberger US, neither Schlumberger US, nor any of its affiliates, shareholders, directors, officers or employees have, directly or indirectly, engaged in any transaction or dealing in property or interests in property of, received from or made any contribution of funds, goods, or services to or for the benefit of, provided any payments or material assistance to, or otherwise engaged in or facilitated any transactions with a Prohibited Person.

(b)       Schlumberger US and its affiliates have developed and implemented an export control and trade sanctions compliance program which includes corporate policies and procedures designed to ensure compliance with Applicable Laws relating to export control and trade sanctions, including obtaining licenses or other authorizations as required for access by foreign nationals in the U.S. to controlled technology.

(c)       No civil or criminal penalties have been imposed on Schlumberger US or any of its affiliates with respect to violations of Applicable Laws relating to export control or trade sanctions, nor have any voluntary disclosures relating to export control and trade sanctions issues been submitted to the U.S. Government or any other Governmental Entity.

(d)       To Schlumberger US’ knowledge, Schlumberger US and its affiliates have not been since January 1, 2012 and, to the knowledge of Schlumberger US, are not now under any administrative, civil or criminal investigation or indictment involving alleged violations of any Applicable Laws relating to export controls or trade sanctions.

(e)        Neither the U.S. Government nor any other Governmental Entity has notified Schlumberger US or any of its affiliates in writing since January 1, 2012 of any actual or alleged violation or breach of any Applicable Laws relating to export controls or trade sanctions.

(f)        To Schlumberger US’ knowledge, none of Schlumberger US or its affiliates has undergone or is undergoing any internal or external audit, review, inspection, investigation, survey or examination of records relating to Schlumberger US’ or any of its affiliates’ export activity that would, individually or in the aggregate, reasonably be expected to affect adversely its future export activity.

Section 6.12     Foreign Corrupt Practices Act.  Except for such matters as would not, individually or in the aggregate, reasonably be expected to result in a Schlumberger Material Adverse Effect:

(a)       Schlumberger US and its affiliates, directors, officers and employees have complied with the Foreign Corrupt Practices Act and any other applicable anticorruption or antibribery laws.  Except for “facilitating payments” (as such term is defined in the Foreign Corrupt Practices Act and other Applicable Laws), neither Schlumberger US nor any of its affiliates, directors, officers, employees, agents or other representatives acting on its behalf have directly or indirectly offered, paid, promised to pay or authorized the payment of anything of value, including but not limited to cash, checks, wire transfers, tangible and intangible gifts, favors and services, to a Foreign Government Official or any other person while knowing or having a reasonable belief that all or some portion would be used for the purpose of:  (A)

influencing any act or decision of a Foreign Government Official, including a decision to fail to perform official functions, (B) inducing any Foreign Government Official to do or omit to do any act in violation of the lawful duty of such official, or (C) inducing any Foreign Government Official to use influence with any government, department, agency or instrumentality in order to assist Schlumberger US in obtaining or retaining business with, or directing business to any person or otherwise securing for any person an improper advantage.

(b)       Schlumberger US and its affiliates have developed and implemented a Foreign Corrupt Practices Act compliance program which includes corporate policies and procedures to ensure compliance with the Foreign Corrupt Practices Act and any other applicable anticorruption and antibribery laws.

(c)       No civil or criminal penalties have been imposed on Schlumberger US or any of its affiliates with respect to violations of the Foreign Corrupt Practices Act or any other applicable anticorruption or antibribery laws nor have any voluntary disclosures been submitted to the U.S. Government or any other Governmental Entity with respect to violations of the Foreign Corrupt Practices Act or any other applicable anticorruption or antibribery laws.

(d)       To Schlumberger US’ knowledge, Schlumberger US and its affiliates have not been since January 1, 2012 and are not now under any administrative, civil or criminal investigation or indictment involving alleged violations of the Foreign Corrupt Practices Act or any other applicable anticorruption or antibribery laws.  Neither Schlumberger US nor any of its affiliates are participating in any investigation by a Governmental Entity relating to alleged violations by Schlumberger US or its affiliates of the Foreign Corrupt Practices Act or any other applicable anticorruption or antibribery laws.

(e)       The U.S. Government has not notified Schlumberger US or any of its affiliates in writing since January 1, 2012 of any actual or alleged violation or breach of the Foreign Corrupt Practices Act or any other applicable anticorruption or antibribery law.

Section 6.13     Status of Merger Sub.  Merger Sub was formed solely for the purpose of participating in the Merger and has conducted no activities to date other than in connection with the Merger.

Section 6.14     Decrees, Etc.  Except for such matters as have not had and would not reasonably be expected to have a Schlumberger Material Adverse Effect, (a) no order, writ, fine, injunction, decree, judgment, award or determination of any court or Governmental Entity or any arbitral or other dispute resolution body has been issued or entered against Schlumberger US or any of its Subsidiaries that continues to be in effect that affects the ownership or operation of any of their respective assets or that involves an amount greater than $25 million and (b) since December 31, 2012, no criminal order, writ, fine, injunction, decree, judgment or determination of any Governmental Entity has been issued against Schlumberger US or any of its Subsidiaries.

Section 6.15    Sufficient Funds.  Schlumberger US shall have, as of the Closing Date, sufficient funds on hand with which to pay the cash portion of the Merger Consideration and consummate the transactions contemplated by this Agreement.

Article 7

REPRESENTATIONS AND WARRANTIES
OF SCHLUMBERGER

Except (i) as set forth in the disclosure letter delivered to Cameron by Schlumberger at or prior to the execution hereof (the “Schlumberger Disclosure Letter”) and making reference to the particular subsection of this Agreement to which exception is being taken, subject to Section 11.10, or (ii) as disclosed in the Schlumberger Reports filed or furnished after December 31, 2014 and prior to the date hereof (excluding any disclosures in such Schlumberger Reports in any risk factors section, in any section related to forward looking statements and other disclosures that are predictive or forward-looking in nature), Schlumberger represents and warrants to Cameron that:

Section 7.1      Organization; Good Standing and Qualification.  Schlumberger is a legal entity duly organized, validly existing and, to the extent applicable, in good standing under the laws of its jurisdiction of organization and has all requisite corporate power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.  Schlumberger has made available to Cameron true and correct copies of the articles of incorporation and bylaws of Schlumberger, each as amended to date, and each as so delivered is in full force and effect.

Section 7.2       Authorization, Validity and Enforceability.

(a)       Schlumberger has all requisite corporate power and authority to execute and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party and to consummate the transactions contemplated hereby and thereby (including the Merger).  The execution and delivery of this Agreement by Schlumberger, and the consummation by Schlumberger of the transactions contemplated by this Agreement, including the Merger and the issuance by Schlumberger of shares of Schlumberger Common Stock as described in this Agreement, have been duly authorized by all requisite corporate action on behalf of Schlumberger.  This Agreement has been duly executed and delivered by Schlumberger and constitutes the valid and legally binding obligation of Schlumberger, enforceable against Schlumberger in accordance with its terms.

(b)       The Board of Directors of Schlumberger, at a meeting duly called and held on or prior to the date hereof, has unanimously approved and adopted this Agreement and approved the transactions contemplated hereby, including the Merger and the issuance by Schlumberger of shares of Schlumberger Common Stock as described in this Agreement.

Section 7.3       Capitalization.  Schlumberger may issue up to 4,500,000,000 shares of Schlumberger Common Stock and 200,000,000 shares of preferred stock, par value $0.01 per share (“Schlumberger Preferred Stock”).  As of August 21, 2015, there were (a) 1,265,382,984 outstanding shares of Schlumberger Common Stock and 168,829,180 shares of Schlumberger Common Stock held in the treasury of Schlumberger, (b) 45,137,280 shares of Schlumberger Common Stock are reserved for issuance under outstanding awards under employee benefits or stock and incentive plans of Schlumberger, and (c) no issued or outstanding shares of

Schlumberger Preferred Stock.  All of the issued and outstanding shares of Schlumberger Common Stock have been duly authorized and validly issued and are fully paid and nonassessable.  The shares of Schlumberger Common Stock to be issued in connection with the Merger, when issued in accordance with this Agreement, will be duly authorized and validly issued and will be fully paid and nonassessable.  Except (i) as set forth in this Section 7.3 or (ii) for changes since the close of business on August 21, 2015 resulting from the exercise of employee stock options outstanding on such date, there are outstanding (A) no shares of capital stock, other voting securities or other ownership interests in Schlumberger and (B) (1) no options, warrants or other rights to acquire from Schlumberger any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for, capital stock, voting securities or ownership interests in, Schlumberger and (2) no preemptive or similar rights, subscription or other rights, convertible securities, agreements, arrangements or commitments of any character, relating to the capital stock of Schlumberger, obligating Schlumberger to issue, transfer or sell any capital stock, voting securities or ownership interests in, or any securities convertible into or exchangeable for capital stock, voting securities or other ownership interests in, Schlumberger or obligating Schlumberger to grant, extend or enter into any such option, warrant, subscription or other right, convertible security, agreement, arrangement or commitment (the items in the foregoing subclauses (A) and (B) being referred to collectively as “Schlumberger Securities”).  Except as required by the terms of any employee stock options or other stock-based awards, there are no outstanding obligations of Schlumberger or any of its Subsidiaries other than Schlumberger US and the Subsidiaries of Schlumberger US (collectively, the “Non-Schlumberger US Subsidiaries”) to repurchase, redeem or otherwise acquire any Schlumberger Securities. All of the outstanding common stock of Schlumberger US is owned, directly or indirectly, by Schlumberger, free and clear of all Liens (including any restriction on the right to vote, sell or otherwise dispose of such common stock).

Section 7.4       Compliance with Laws; Permits.  Except for such matters as, individually or in the aggregate, have not had and would not reasonably be expected to have a Schlumberger Material Adverse Effect:

(a)       Neither Schlumberger nor any of the Non-Schlumberger US Subsidiaries is in violation of any Applicable Laws, and no claim is pending or, to the knowledge of Schlumberger, threatened with respect to any such matters.

(b)       Schlumberger and each Non-Schlumberger US Subsidiary hold all permits, licenses, certifications, variations, exemptions, orders, franchises and approvals of all Governmental Entities necessary for the conduct of their respective businesses (the “Schlumberger Permits”).  All Schlumberger Permits are in full force and effect and there exists no default thereunder or breach thereof, and Schlumberger has no notice or knowledge that such Schlumberger Permits will not be renewed in the ordinary course after the Effective Time.  No Governmental Entity has given, or to the knowledge of Schlumberger, threatened to give, any action to terminate, cancel or reform any Schlumberger Permit.

(c)       Schlumberger and each Non-Schlumberger US Subsidiary possess all permits, licenses, operating authorities, orders, exemptions, franchises, variances, consents, approvals or other authorizations required for the present ownership and operation of all its and the Non-Schlumberger US Subsidiaries’ assets.  There exists no default or breach with respect to, and no person or Governmental Entity has taken or, to the knowledge of Schlumberger, threatened to take, any action to terminate, cancel or reform any such permit, license, operating authority, order, exemption, franchise, variance, consent, approval or other authorization.

This Section 7.4 does not relate to export control or trade matters or the Foreign Corrupt Practices Act, which are the subjects of Sections 7.12 and 7.13, respectively.

Section 7.5       No Conflict.

(a)       The execution, delivery and performance by Schlumberger of this Agreement does not, and the consummation by Schlumberger of the transactions contemplated by this Agreement in accordance with the terms hereof will not, (i) conflict with or result in a breach of any provisions of the articles of incorporation or bylaws of Schlumberger, (ii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the suspension, termination or cancellation, or in a right of suspension, termination or cancellation of, or give rise to a right of purchase or a right of additional payment under, or accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of Schlumberger or any of the Non-Schlumberger US Subsidiaries under, or result in being declared void, voidable, or without further binding effect, or otherwise result in a detriment to Schlumberger or any of the Non-Schlumberger US Subsidiaries under, any of the terms, conditions or provisions of, any loan or credit agreement, note, bond, mortgage, indenture, deed of trust, license, concession, franchise, permit, lease, contract, agreement, joint venture or other instrument or obligation to which Schlumberger or any of the Non-Schlumberger US Subsidiaries is a party, or by which Schlumberger or any of the Non-Schlumberger US Subsidiaries or any of their properties or assets is bound or affected, or (iii) subject to the filings and other matters referred to in Section 7.5(b), contravene or conflict with or constitute a violation of any provision of any Applicable Law, except, in the case of matters described in clause (ii) or (iii), as have not had and would not reasonably be expected to have, individually or in the aggregate, a Schlumberger Material Adverse Effect.

(b)            Other than those required under or in relation to (i) the DGCL and the Delaware LLC Act with respect to the filing of the Certificate of Merger, (ii) rules and regulations of the NYSE, (iii) the HSR Act, the EC Merger Regulation and such applicable competition, antitrust or premerger notification laws of the other jurisdictions set forth in Section 7.5 of the Schlumberger Disclosure Letter, (iv) the Securities Act, (v) the Exchange Act, (vi) state securities or “Blue Sky” laws and (vii) other Governmental Entities having jurisdiction over the Merger set forth in Section 7.5 of the Schlumberger Disclosure Letter, neither the execution, delivery or performance by Schlumberger of this Agreement, nor the consummation by Schlumberger of the other transactions contemplated by this Agreement in accordance with the terms hereof, will require any consent, approval, qualification or authorization of, or filing or registration with, any Governmental Entity, except for any consent, approval, qualification or authorization the failure of which to obtain and for any filing or registration the failure of which to make has not had and would not reasonably be expected to have a Schlumberger Material Adverse Effect.

Section 7.6       SEC Documents; Financial Statements.

(a)       Schlumberger has filed or furnished all registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and any amendments thereto) required to be so filed or furnished by it with the SEC since January 1, 2012 (collectively, the “Schlumberger Reports”) and has made available to Cameron each such document it has so filed or furnished, in the form filed with or furnished to the SEC.  No Non-Schlumberger US Subsidiary is required to file any registration statement, prospectus, report, schedule, form, statement or any other document with the SEC.  No Non-Schlumberger US Subsidiary is, or since January 1, 2012 has been, subject to any requirement to file periodic reports under the Exchange Act.  As of their respective dates (or, if amended, as of the date of such amendment), the Schlumberger Reports complied in all material respects with the applicable requirements of the Exchange Act, the Securities Act and the rules and regulations thereunder and complied in all material respects with applicable accounting standards.  As of their respective dates (or, if amended, as of the date of such amendment), the Schlumberger Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b)       Each of the consolidated balance sheets included in or incorporated by reference into the Schlumberger Reports (including the related notes and schedules) fairly presents, in all material respects, the consolidated financial position of Schlumberger and its Subsidiaries as of its date, and each of the consolidated statements of operations, cash flows and changes in stockholders’ equity included in or incorporated by reference into the Schlumberger Reports (including any related notes and schedules) fairly presents, in all material respects, the results of operations, cash flows or changes in stockholders’ equity, as the case may be, of Schlumberger and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to (i) such exceptions as may be permitted by Form 10‑Q of the SEC and (ii) normal year‑end audit adjustments which have not been and are not expected to be material), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

(c)       There are no liabilities or obligations of Schlumberger or any of its Subsidiaries (whether accrued, absolute, contingent or otherwise and whether or not required to be disclosed) that would reasonably be required to be reflected on, or reserved against in, a balance sheet of Schlumberger or in the notes thereto prepared in accordance with GAAP, other than liabilities or obligations to the extent (i) (A) reflected or reserved against on the consolidated balance sheet of Schlumberger or (B) readily apparent in the notes thereto, in each case included in Schlumberger’s annual report on Form 10-K for the year ended December 31, 2014, (ii) liabilities or obligations incurred in the ordinary course of business since December 31, 2014 or (iii) liabilities or obligations which have not had and would not reasonably be expected to have, individually or in the aggregate, a Schlumberger Material Adverse Effect.

Section 7.7       Information Supplied.

(a)       None of the information supplied or to be supplied by Schlumberger for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement/Prospectus will, on the date it is first mailed to Cameron stockholders or at the time of the Cameron Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The portions of the Proxy Statement/Prospectus supplied by Schlumberger will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

(b)       Notwithstanding the foregoing provisions of this Section 7.7, no representation or warranty is made by Schlumberger with respect to statements made or incorporated by reference in the Form S-4 or the Proxy Statement/Prospectus based on information supplied by Cameron for inclusion or incorporation by reference therein.

Section 7.8      Litigation.  There are no (a) civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or proceedings pending or, to the knowledge of Schlumberger, threatened against Schlumberger or any of the Non-Schlumberger US Subsidiaries or their respective assets, or any director, officer or employee of Schlumberger or any of the Non-Schlumberger US Subsidiaries or other affiliates, in each case, for whom Schlumberger or any of the Non-Schlumberger US Subsidiaries may be liable, or (b) litigations, arbitrations, investigations or other proceedings, or injunctions or final judgments relating thereto, pending or, to the knowledge of Schlumberger, threatened before any Governmental Entity or arbitrator against Schlumberger or any of the Non-Schlumberger US Subsidiaries or their respective assets, or any director, officer or employee of Schlumberger or any of the Non-Schlumberger US Subsidiaries or other affiliates, in each case, for whom Schlumberger or any of the Non-Schlumberger US Subsidiaries may be liable, except in the case of either clause (a) or (b), for those that would not, individually or in the aggregate, reasonably be expected to result in a Schlumberger Material Adverse Effect. None of Schlumberger or any of the Non-Schlumberger US Subsidiaries or their respective assets, or any director, officer or employee of Schlumberger or any of the Non-Schlumberger US Subsidiaries or other affiliates, in each case, for whom Schlumberger or any of the Non-Schlumberger US Subsidiaries may be liable, is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Entity which would, individually or in the aggregate, reasonably be expected to result in a Schlumberger Material Adverse Effect.  This Section 7.8 does not relate to export control or trade matters or the Foreign Corrupt Practices Act, which are the subjects of Sections 7.12 and 7.13, respectively.

Section 7.9      Absence of Certain Changes.  Since December 31, 2014, there has not been any Schlumberger Material Adverse Effect or any event, occurrence, change, discovery or development of a state of circumstances or facts which would, individually or in the aggregate, reasonably be expected to result in a Schlumberger Material Adverse Effect.

Section 7.10     Schlumberger US and Cameron Stock Ownership.  Neither Schlumberger nor any of the Non-Schlumberger US Subsidiaries owns any shares of capital stock of Cameron or any other securities convertible into or otherwise exercisable for shares of capital stock of Cameron.  All of the outstanding capital stock of Schlumberger US is owned indirectly by Schlumberger, free and clear of all Liens (including any restriction on the right to vote, sell or otherwise dispose of such capital stock).

Section 7.11     No Vote Required.  No vote of the holders of any class or series of Schlumberger capital stock is necessary in connection with the transactions contemplated by this Agreement.

Section 7.12    Export Controls and Trade Sanctions.  Except for such matters as would not, individually or in the aggregate, reasonably be expected to result in a Schlumberger Material Adverse Effect:

(a)       Schlumberger and its affiliates (other than Schlumberger US and its Subsidiaries) have complied with all statutory and regulatory requirements relating to export controls and trade sanctions under Applicable Laws, including  the Export Administration Regulations (15 C.F.R. Parts 730 et seq.), the International Traffic in Arms Regulations (22 C.F.R. Parts 120-130), section 999 of the Code, the Trading with the Enemy Act of 1917 (50 U.S.C. §§ 1-44), the International Emergency Economic Powers Act (50 U.S.C. §§1701–1706), the Foreign Narcotics Kingpin Designation Act (21 U.S.C. 1901-1908, 8 U.S.C. 1182), and the regulations, rules, and executive orders administered by the U.S. Department of the Treasury, OFAC, the U.S. Nuclear Regulatory Commission and any similar rules or regulations of the European Union or other jurisdiction.  To the knowledge of Schlumberger, neither Schlumberger, nor any of its affiliates, shareholders, directors, officers or employees (other than Schlumberger US and its Subsidiaries and their directors, officers or employees) have, directly or indirectly, engaged in any transaction or dealing in property or interests in property of, received from or made any contribution of funds, goods, or services to or for the benefit of, provided any payments or material assistance to, or otherwise engaged in or facilitated any transactions with a Prohibited Person.

(b)       Schlumberger and its affiliates (other than Schlumberger US and its Subsidiaries) have developed and implemented an export control and trade sanctions compliance program which includes corporate policies and procedures designed to ensure compliance with Applicable Laws relating to export control and trade sanctions, including obtaining licenses or other authorizations as required for access by foreign nationals in the U.S. to controlled technology.

(c)       No civil or criminal penalties have been imposed on Schlumberger or any of its affiliates (other than Schlumberger US and its Subsidiaries) with respect to violations of Applicable Laws relating to export control or trade sanctions, nor have any voluntary disclosures relating to export control and trade sanctions issues been submitted to the U.S. Government or any other Governmental Entity.

(d)       To Schlumberger’s knowledge, Schlumberger and its affiliates (other than Schlumberger US and its Subsidiaries) have not been since January 1, 2012 and, to the knowledge of Schlumberger, are not now under any administrative, civil or criminal investigation or indictment involving alleged violations of any Applicable Laws relating to export controls or trade sanctions.

(e)       Neither the U.S. Government nor any other Governmental Entity has notified Schlumberger or any of its affiliates (other than Schlumberger US and its Subsidiaries) in writing since January 1, 2012 of any actual or alleged violation or breach of any Applicable Laws relating to export controls or trade sanctions.

(f)        To Schlumberger’s knowledge, none of Schlumberger or its affiliates (other than Schlumberger US and its Subsidiaries) has undergone or is undergoing any internal or external audit, review, inspection, investigation, survey or examination of records relating to Schlumberger’s or any of its affiliates’ (other than Schlumberger US and its Subsidiaries) export activity that would, individually or in the aggregate, reasonably be expected to affect adversely its future export activity.

Section 7.13     Foreign Corrupt Practices Act.  Except for such matters as would not, individually or in the aggregate, reasonably be expected to result in a Schlumberger Material Adverse Effect:

(a)       Schlumberger and its affiliates, directors, officers and employees (other than Schlumberger US and its Subsidiaries and their directors, officers and employees) have complied with the Foreign Corrupt Practices Act and any other applicable anticorruption or antibribery laws.  Except for “facilitating payments” (as such term is defined in the Foreign Corrupt Practices Act and other Applicable Laws), neither Schlumberger nor any of its affiliates, directors, officers, employees, agents or other representatives acting on its behalf (other than Schlumberger US and its Subsidiaries, directors, officers, employees, agents or other representatives acting on its behalf) have directly or indirectly offered, paid, promised to pay or authorized the payment of anything of value, including but not limited to cash, checks, wire transfers, tangible and intangible gifts, favors and services, to a Foreign Government Official or any other person while knowing or having a reasonable belief that all or some portion would be used for the purpose of:  (A) influencing any act or decision of a Foreign Government Official, including a decision to fail to perform official functions, (B) inducing any Foreign Government Official to do or omit to do any act in violation of the lawful duty of such official, or (C) inducing any Foreign Government Official to use influence with any government, department, agency or instrumentality in order to assist Schlumberger in obtaining or retaining business with, or directing business to any person or otherwise securing for any person an improper advantage.

(b)       Schlumberger and its affiliates (other than Schlumberger US and its Subsidiaries) have developed and implemented a Foreign Corrupt Practices Act compliance program which includes corporate policies and procedures to ensure compliance with the Foreign Corrupt Practices Act and any other applicable anticorruption and antibribery laws.

(c)       No civil or criminal penalties have been imposed on Schlumberger or any of its affiliates (other than Schlumberger US and its Subsidiaries) with respect to violations of the Foreign Corrupt Practices Act or any other applicable anticorruption or antibribery laws nor have any voluntary disclosures been submitted to the U.S. Government or any other Governmental Entity with respect to violations of the Foreign Corrupt Practices Act or any other applicable anticorruption or antibribery laws.

(d)       To Schlumberger’s knowledge, Schlumberger and its affiliates (other than Schlumberger US and its Subsidiaries) have not been since January 1, 2012 and are not now under any administrative, civil or criminal investigation or indictment involving alleged violations of the Foreign Corrupt Practices Act or any other applicable anticorruption or antibribery laws.  Neither Schlumberger nor any of its affiliates (other than Schlumberger US and its Subsidiaries) are participating in any investigation by a Governmental Entity relating to alleged violations by Schlumberger or its affiliates (other than Schlumberger US and its Subsidiaries) of the Foreign Corrupt Practices Act or any other applicable anticorruption or antibribery laws.

(e)       The U.S. Government has not notified Schlumberger or any of its affiliates (other than Schlumberger US and its Subsidiaries) in writing since January 1, 2012 of any actual or alleged violation or breach of the Foreign Corrupt Practices Act or any other applicable anticorruption or antibribery law.

Section 7.14     Decrees, Etc.  Except for such matters as have not had and would not reasonably be expected to have a Schlumberger Material Adverse Effect, (a) no order, writ, fine, injunction, decree, judgment, award or determination of any court or Governmental Entity or any arbitral or other dispute resolution body has been issued or entered against Schlumberger or any of the Non-Schlumberger US Subsidiaries that continues to be in effect that affects the ownership or operation of any of their respective assets or that involves an amount greater than $25 million and (b) since December 31, 2012, no criminal order, writ, fine, injunction, decree, judgment or determination of any Governmental Entity has been issued against Schlumberger or any of the Non-Schlumberger US Subsidiaries.

Section 7.15     Controls and Procedures.

(a)       Since the enactment of the Sarbanes-Oxley Act, Schlumberger has been and is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the NYSE.

(b)       Each of the principal executive officer and the principal financial officer of Schlumberger (or each former principal executive officer and former principal financial officer of Schlumberger, as applicable) has made all certifications required under Sections 302 and 906 of the Sarbanes-Oxley Act and the related rules and regulations promulgated thereunder and under the Exchange Act with respect to the Schlumberger Reports.  For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(c)       Schlumberger has (i) designed and maintained disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, and (ii) disclosed, based on its most recent evaluation and knowledge, to its auditors and the audit committee of the Schlumberger Board (A) any significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting which could adversely affect its ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting.

(d)       Schlumberger has designed and maintains a system of internal controls over financial reporting (as defined in Rule 13a-15(f) and 15d-15(f) under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Schlumberger’s management, with the participation of Schlumberger’s principal executive and financial officers, has completed an assessment of the effectiveness of Schlumberger’s internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2014, and such assessment concluded that such internal controls were effective using the framework specified in Schlumberger’s annual report on Form 10-K for the year ended December 31, 2014.  To the knowledge of Schlumberger, there is no reason to believe that its auditors and its principal executive officer and principal financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(e)       No personal loan or other extension of credit by Schlumberger to any of its executive officers or directors has been made or modified (other than as permitted by Section 13 of the Exchange Act and Section 402 of the Sarbanes-Oxley Act) since July 30, 2002.

Article 8

COVENANTS

Section 8.1       Conduct of Business.

(a)       Cameron covenants and agrees as to itself and its Subsidiaries that, after the date hereof and prior to the Effective Time, unless Schlumberger shall otherwise approve in writing (such approval not to be unreasonably withheld, conditioned or delayed), and except as otherwise expressly contemplated by this Agreement or as required by Applicable Law, the business of Cameron and its Subsidiaries shall be conducted in the ordinary course of business and, to the extent consistent therewith, Cameron and its Subsidiaries shall use their respective reasonable best efforts to preserve their business organizations intact, maintain existing relations and goodwill with Governmental Entities, customers, suppliers, distributors, creditors, lessors, employees and business associates and keep available the services of the present employees and agents of Cameron and its Subsidiaries; provided that no action by Cameron or its Subsidiaries with respect to matters specifically addressed by Section 8.1(b) shall be deemed to be a breach of this sentence unless such action would constitute a breach of Section 8.1(b).

(b)        From the date of this Agreement until the Effective Time, except (A) as otherwise expressly contemplated by this Agreement, (B) as Schlumberger may approve in writing (such approval not to be unreasonably withheld, conditioned or delayed), (C) as set forth in Section 8.1 of the Cameron Disclosure Letter, or (D) as required by Applicable Law, Cameron will not and will not permit any of its Subsidiaries to:

(i)        adopt any change in, or waive any provision of, its certificate of incorporation or bylaws or other applicable governing instruments;

(ii)       merge or consolidate Cameron or any of its Subsidiaries with any other person, except as permitted under Section 8.1(b)(viii) and except for any such transactions among wholly owned Subsidiaries of Cameron that are not obligors or guarantors of third-party indebtedness;

(iii)      (1) authorize for issuance, issue or sell, pledge, dispose of or subject to any Lien or agree or commit to any of the foregoing in respect of, any shares of beneficial interest or shares of any class of capital stock or other equity interest of Cameron or any Subsidiary or any options, warrants, convertible securities, stock appreciation rights, performance units, bonus stock, “phantom” stock rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or other rights of any kind to acquire any such shares or any other equity interest, of Cameron or any Subsidiary, other than issuances of shares of Cameron Common Stock upon exercise of Cameron Options or the settlement of Cameron Restricted Stock Unit Awards, Cameron Deferred Stock Unit Awards or Cameron Performance Share Awards outstanding on the date of this Agreement and except as permitted under Section 8.1(b)(iv); or (2) repurchase, redeem or otherwise acquire any securities or equity equivalents except in the ordinary course of business in connection with (w) the cashless exercise of Cameron Options in accordance with the Cameron Stock Plans, (x) the settlement of Cameron Restricted Stock Unit Awards, Cameron Deferred Stock Unit Awards, Cameron Performance Share Awards or Cameron Options, in each case, in order to satisfy withholding or exercise price obligations in accordance with the Cameron Stock Plans, (y) the forfeiture of Cameron Options, Cameron Restricted Stock Unit Awards, Cameron Deferred Stock Unit Awards or Cameron Performance Share Awards or (z) equity compensation grants permitted by Section 8.1(b)(iv);

(iv)      except to the extent required under any Cameron Benefit Plan as in effect on the date of this Agreement or as required by Applicable Law, (1) increase the compensation (including bonus opportunities) or fringe benefits of any of its directors, executive officers or employees (except in the ordinary course of business consistent with past practice with employees who are not parties to a change in control agreement), (2) grant any severance or termination pay, other than nominal severance to terminated employees, except in the ordinary course of business consistent with past practice, (3) make any new equity awards to any director, officer or employee, except in the ordinary course of business consistent with past practice, which equity awards shall provide that the consummation of the transactions contemplated by this Agreement will not alone result in a change-in-control acceleration, (4) enter into or amend any employment, consulting, change-in-control or severance agreement or arrangement with any of its present, former or future directors, executive officers, or employees, except as necessary to effectuate the provisions of this Agreement or, except with respect to employees party to a change of control agreement or their direct reports, in the ordinary course of business, (5) establish, adopt, enter into, freeze or amend in any material respect or terminate any Cameron Benefit Plan or take any action to accelerate entitlement to benefits under any Cameron

Benefit Plan, in each such case, except as otherwise permitted pursuant to clauses (1), (2), (3) or (4) of this paragraph or as necessary to effectuate the provisions of this Agreement, provided that in no event may any tax gross-up or tax reimbursement feature be granted or made more favorable to any individual, (6) make any contribution to any Cameron Benefit Plan, other than contributions required by Applicable Law or in the ordinary course of business consistent with past practice, (7) pay, accrue or certify performance level achievements at levels in excess of actually achieved performance in respect of any component of an incentive-based award, or amend or waive any performance or vesting criteria or accelerate vesting, exercisability, distribution, settlement or funding under any Cameron Benefit Plan, except as required by the terms of the Cameron Benefit Plans as in effect on the date hereof or as necessary to effectuate the provisions of this Agreement, (8) take any action with respect to salary, compensation, benefits or other terms and conditions of employment that would result in the holder of a change-in-control agreement having “good reason” to terminate employment and collect severance payments and benefits pursuant to such agreement, (9) terminate the employment of any holder of a change-in-control agreement other than for “cause” (within the meaning of such agreement); or (10) execute or amend any collective bargaining agreement with any labor organization except in the ordinary course of business;

(v)       declare, set aside, make or pay any dividend or other distribution or payment (whether in cash, equity interests or property or any combination thereof) with respect to any shares of beneficial interest or shares of any class of capital stock or other equity interests of Cameron or any of its Subsidiaries, except for (1) dividends by any direct or indirect Subsidiary only to Cameron or any wholly owned Subsidiary of Cameron in the ordinary course of business consistent with past practice, (2) pro rata dividends by any Subsidiary of Cameron included in the Joint Venture, or (3) dividends or distributions required under the applicable organizational documents of such entity in effect on the date of this Agreement;

(vi)      redeem, purchase or otherwise acquire, directly or indirectly, any of Cameron’s or any of its Subsidiaries’ capital stock, or make any commitment for any such action other than pursuant to the Cameron Stock Plans and other than transactions between Cameron and its wholly owned Subsidiaries and transactions among Cameron’s wholly owned Subsidiaries;

(vii)     sell, lease, license, subject to a Lien, encumber (including by the grant of any option thereon) or otherwise surrender, relinquish or dispose of any of the assets or properties of Cameron or its Subsidiaries (including capital stock of Subsidiaries), except for (1) sales, leases, licenses or other dispositions of assets or properties with a fair market value not in excess of $25 million in respect of any one asset or property and not in excess of $100 million in the aggregate, (2) sales of surplus or obsolete equipment, (3) sales, leases, licenses or other transfers between Cameron and its wholly owned Subsidiaries or between those Subsidiaries, or (4) sales of inventory, products and services and recognition of

“lost-in-hole” products in the ordinary course of business consistent with past practice;

(viii)    acquire or agree to acquire by merging or consolidating with, or by purchasing an equity interest in or a substantial portion of the assets or properties of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, in each case for consideration in excess of $50 million in respect of any one acquisition or for aggregate consideration for all such acquisitions in excess of $100 million;

(ix)      enter into any joint venture, partnership or other similar arrangement or make any loan, capital contribution or advance to or investment in any other person (other than Cameron or any wholly owned Subsidiary of Cameron) other than in the ordinary course of business consistent with past practice in an amount not exceeding $20 million individually or $50 million in the aggregate;

(x)       other than in the ordinary course of business, sell, transfer or license to any person, covenant not to sue regarding, or adversely amend or modify any rights (1) to any material Intellectual Property Rights of Cameron or any of its Subsidiaries or (2) distribute, license or co-promote products or services (including products or services under development) of Cameron or any of its Subsidiaries or products or services (including products or services under development) licensed by Cameron or any of its Subsidiaries;

(xi)      make any changes with respect to financial accounting policies or procedures, except as required by changes in GAAP or by Applicable Law;

(xii)     except to the extent required by Applicable Law, (A) make or rescind any election relating to Taxes, including elections for any and all joint ventures, partnerships, limited liability companies, working interests or other investments, (B) settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy (including by entering into any closing agreement) (each, a “Proceeding”), relating to Taxes for an amount that exceeds the amount reserved, in accordance with GAAP, with respect thereto, (C) change any of its methods of reporting any item for Tax purposes from those employed in the preparation of its tax returns for the most recent taxable year for which a return has been filed, (D) change any annual tax accounting period, (E) surrender any right to claim any Tax refund, (F) file any amended Return or (G) extend the statute of limitations with respect to any tax period, in each case of clauses (A) through (G), if such action would have an adverse effect on Cameron and its Subsidiaries that is material;

(xiii)    settle or compromise any material Proceeding, enter into any consent, decree, injunction or similar restraint or form of equitable relief in settlement of any material Proceeding or waive, release or assign any rights or claims for amounts (net of any reasonably expected insurance or indemnification proceeds) greater than $10 million individually or $30 million in the aggregate;

(xiv)    create, incur or assume any Debt or guarantee any Debt of another person, issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities of Cameron or any of its Subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other Contract to maintain any financial condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except (1) indebtedness for borrowed money incurred under Cameron’s existing credit facility, working capital facilities, or other existing similar lines of credit in the ordinary course of business, (2) other Debt not to exceed $100 million in the aggregate and (3) intercompany Debt among Cameron and its Subsidiaries in the ordinary course of business consistent with past practice;

(xv)     repurchase, repay, defease or pre-pay any Debt, except (1) repayments in the ordinary course of business, (2) repayments of mortgage indebtedness secured by one or more real property assets of Cameron or any of its Subsidiaries in accordance with their terms, as such loans become due and payable or payment of Debt in accordance with its terms or (3) repayments of indebtedness by a Subsidiary of Cameron to Cameron or its wholly owned Subsidiaries; or (except with respect any Proceeding) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise), except in the ordinary course of business consistent with past practice;

(xvi)    mortgage or pledge, or suffer to exist any Liens (other than Permitted Liens) on, any material asset or property, other than in the ordinary course of business;

(xvii)   except for capital expenditures consistent in all material respects with the capital budget previously made available to Schlumberger, make, authorize or enter into any commitment for any capital expenditures in excess of $25 million in the aggregate;

(xviii)  other than in the ordinary course of business consistent with past practice, (1) modify, amend or terminate or waive any rights under any Material Contract, (2) enter into any successor agreement to an expiring Material Contract that changes the terms of the expiring Material Contract in a way that is materially adverse to Cameron and its Subsidiaries or (3) enter into any new agreement that constitutes a Material Contract;

(xix)     enter into, renew or extend any agreements or arrangements that limit or otherwise restrict Cameron or any of its Subsidiaries or any of their respective affiliates or any successor thereto, or that would reasonably be expected to, after the Effective Time, limit or restrict Schlumberger or any of its affiliates (including the Surviving Entity) or any successor thereto, from engaging or competing in any line of business or in any geographic area during any period;

(xx)      adopt or implement a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Cameron or any of its Subsidiaries;

(xxi)     (1) adjust, reclassify, split, combine, subdivide or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock or other equity interest of Cameron or any of its Subsidiaries or securities convertible or exchangeable into or exercisable for any shares of capital stock or other equity interest of Cameron or any of its Subsidiaries (except for any adjustment, reclassifications, stock splits, repurchases, redemptions or other acquisitions by Cameron or any of its wholly owned Subsidiaries of capital stock or equity interests of wholly owned Subsidiaries of Cameron), or (2) purchase or otherwise acquire, directly or indirectly, any of the capital stock of Schlumberger or securities convertible or exchangeable into or exercisable for any shares of capital stock of Schlumberger;

(xxii)    [RESERVED];

(xxiii)   take any action that would, or would reasonably be expected to, (1) result in the failure of a condition set forth in Section 9.1 or Section 9.3, or (2) prevent, materially delay or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement;

(xxiv)  take any action that would reasonably be expected to delay materially or adversely affect the ability of any of the parties hereto to obtain any consent, authorization, order or approval of any Governmental Entity or the expiration of any waiting period under applicable antitrust laws required to consummate the transactions contemplated by this Agreement; or

(xxv)   agree or commit to do any of the foregoing.

(c)       From the date of this Agreement until the Effective Time, except (A) as otherwise expressly contemplated by this Agreement, (B) as Cameron may approve in writing (such approval not to be unreasonably withheld, conditioned or delayed), (C) as set forth in Section 8.1 of the Schlumberger Disclosure Letter, or (D) as required by Applicable Law, the business of Schlumberger, Schlumberger US, Merger Sub and their respective Subsidiaries shall be conducted in the ordinary course of business and Schlumberger US, Merger Sub and Schlumberger will not and will not permit any of their respective Subsidiaries to:

(i)        adopt or propose any change in, or waive any provision of, Schlumberger’s articles of incorporation or bylaws or other applicable governing instruments, except for such changes or waivers as would not disproportionately adversely affect a holder of Cameron Common Stock relative to a holder of Schlumberger Common Stock or delay or impede the Merger or the other transactions contemplated by this Agreement;

(ii)       acquire or agree to acquire by merging or consolidating with, or by purchasing an equity interest in or a substantial portion of the assets or properties of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, in each case where a filing under the HSR Act or any non‑U.S. competition, antitrust or premerger notification laws is required and would reasonably be expected to prevent or materially delay the consummation of the Merger by the Termination Date;

(iii)      except in each case as would not disproportionately adversely affect a holder of Cameron Common Stock relative to a holder of Schlumberger Common Stock or delay or impede the Merger or the other transactions contemplated by this Agreement, adjust, reclassify, split, combine, subdivide or redeem, directly or indirectly, any shares of capital stock or other equity interest of Schlumberger or securities convertible or exchangeable into or exercisable for any shares of capital stock or other equity interest of Schlumberger, or adopt or implement a plan of complete or partial liquidation, dissolutions, restructuring, recapitalization or other reorganization of Schlumberger;

(iv)     declare, set aside, make or pay any dividend or other distribution or payment (whether in cash, equity interests or property or any combination thereof) with respect to shares of Schlumberger Common Stock, except for (1) regular quarterly cash dividends on shares of Schlumberger’s Common Stock with declaration, record and payment dates reasonably consistent with Schlumberger’s past practice for the comparable quarter or (2) dividends of equity interests or property for which an adjustment to the Exchange Ratio and the Per Share Cash Amount has been effected pursuant to Section 4.3;

(v)       take any action that would, or would reasonably be expected to, (A) result in the failure of any condition set forth in Section 9.1 or Section 9.2, or (B) prevent, materially delay or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement;

(vi)      take any action that would reasonably be expected to delay materially or adversely affect the ability of any of the parties hereto to obtain any consent, authorization, order or approval of any Governmental Entity or the expiration of any waiting period under applicable antitrust laws required to consummate the transactions contemplated by this Agreement; or

(vii)     agree or commit to do any of the foregoing.

Section 8.2       Cameron Stockholders Meeting.  As promptly as reasonably practicable after the registration statement on Form S-4 to be filed with the SEC by Schlumberger in connection with the issuance of shares of Schlumberger Common Stock in the Merger (with any amendments or supplements thereto, the “Form S-4”) is declared effective under the Securities Act, Cameron shall (i) duly call and give notice of a meeting of its stockholders (the “Cameron Stockholders Meeting”) for the purpose of obtaining the Cameron Stockholder Approval, (ii) use its reasonable best efforts to cause the proxy materials to be included in and constituting part of the Form S-4 (with any amendments or supplements thereto, the “Proxy Statement/Prospectus”) to be mailed to Cameron’s stockholders as soon as practicable after the Form S-4 is declared effective under the Securities Act, (iii) include the Cameron Recommendation in the Proxy Statement/Prospectus; provided, however, that the Cameron Board shall not be required to make such Cameron Recommendation to the extent that the Cameron Board has complied with the requirements of Section 8.3(b), and (iv) convene and hold the Cameron Stockholders Meeting for the purpose of obtaining the Cameron Stockholder Approval.  Cameron shall otherwise coordinate and cooperate with Schlumberger and its affiliates with respect to the timing of the Cameron Stockholders Meeting and will otherwise comply with all legal requirements applicable to the Cameron Stockholders Meeting.  Once the Cameron Stockholders Meeting has been called and noticed, Cameron shall not postpone or adjourn the Cameron Stockholders Meeting without the consent of Schlumberger (which consent shall not be unreasonably withheld or delayed), other than to the extent necessary (i) for the absence of a quorum or (ii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure that the Cameron Board has determined in good faith after consultation with outside counsel is necessary under Applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Cameron’s stockholders prior to the Cameron Stockholders Meeting; provided that in the event that the Cameron Stockholders Meeting is delayed to a date after the Termination Date as a result of either (i) or (ii) above, then Schlumberger may extend the Termination Date to the fifth business day after such date.

Section 8.3       No Solicitation.

(a)       Cameron shall not, and shall cause its Subsidiaries not to, and shall direct and use its reasonable best efforts to cause its and its Subsidiaries’ respective officers, directors, employees, investment bankers, consultants, attorneys, accountants, advisors, agents and other representatives (with respect to any person, the foregoing persons are referred to herein as such person’s “Representatives”) not to, directly or indirectly, (i) take any action to solicit, initiate, knowingly encourage or knowingly facilitate the making, submission or announcement of any Acquisition Proposal or any inquiry with respect thereto, or engage in, continue or otherwise participate in discussions or negotiations with any person with respect thereto (except to notify such person of the existence of the provisions of this Section 8.3), (ii) furnish any nonpublic information or afford access to properties, books or records to any person that has made or, to the knowledge of Cameron, is considering making, any Acquisition Proposal, (iii) approve or recommend, or propose to approve or recommend, or execute or enter into any letter of intent, agreement in principle, merger agreement, stock purchase agreement, asset purchase agreement or stock exchange, or option agreement, relating to an Acquisition Proposal (other than confidentiality agreements contemplated by this Section 8.3), or (iv) propose publicly or agree to do any of the foregoing.

Notwithstanding the foregoing, prior to (but not after) the occurrence of the Cameron Stockholder Approval, Cameron may, directly or indirectly through its Representatives (A) contact any person making an Acquisition Proposal to clarify the terms and conditions thereof or to inform such person that any Acquisition Proposal made orally can only be considered if made in writing, (B) furnish information and access, but only in response to a written request for information or access, to any person making an Acquisition Proposal to the Cameron Board after the date hereof which was not solicited, initiated, knowingly encouraged or knowingly facilitated by Cameron or any of its affiliates or any Representative of Cameron or any of its Subsidiaries on or after the date hereof and (C) participate in discussions and negotiate with such person concerning any such unsolicited Acquisition Proposal, if and only if, in any such case set forth in clause (B) or (C) of this sentence, (i) Cameron has not breached this Section 8.3(a) in any material respect with respect to such Acquisition Proposal, (ii) the Cameron Board concludes in good faith, after receipt of the advice of a financial advisor of nationally recognized reputation and outside legal counsel, that such Acquisition Proposal is reasonably likely to result in a Superior Proposal, and (iii)  Cameron receives from the person making such an Acquisition Proposal an executed confidentiality agreement the material terms of which, as they relate to confidentiality, are (without regard to the terms of such Acquisition Proposal) in all material respects (x) no less favorable in the aggregate to Cameron and (y) no less restrictive in the aggregate to the person making such Acquisition Proposal than those contained in the Confidentiality Agreement dated June 11, 2015 between a subsidiary of Schlumberger and Cameron (the “Confidentiality Agreement”), and for the avoidance of doubt, any such confidentiality agreement need not include explicit or implicit standstill restrictions or otherwise restrict the making of or amendment or modification to any Acquisition Proposal, and any information provided to such person has previously been provided to Schlumberger or is provided to Schlumberger substantially concurrently with its provision to such person.

(b)       Except as expressly permitted by this Section 8.3(b), the Cameron Board shall recommend approval and adoption of this Agreement and the Merger by Cameron’s stockholders, and unless permitted by this Section 8.3(b), neither the Cameron Board nor any committee thereof shall (i) fail to make, withdraw, modify or qualify, or propose publicly to withhold, withdraw, modify or qualify, in any manner adverse to Schlumberger or its affiliates, the approval of this Agreement, the Merger or the Cameron Recommendation, except for notice provided to Schlumberger with respect to such Acquisition Proposal and Cameron’s views thereof prior to any definitive Change in Recommendation (any of the foregoing, a “Change in Recommendation”) or (ii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal.  For purposes of this Agreement, a Change in Recommendation shall include any approval, endorsement or recommendation (or public proposal to approve, endorse or recommend), by the Cameron Board or any committee thereof of an Acquisition Proposal, but shall not include any notice provided to Schlumberger with respect to such Acquisition Proposal and Cameron’s views thereof prior to any definitive Change in Recommendation.

Notwithstanding the foregoing, the Cameron Board shall be permitted not to recommend to Cameron’s stockholders that they give the Cameron Stockholder Approval, to withhold, withdraw, modify or qualify, or propose to publicly withhold, withdraw, modify or qualify, in a manner adverse to Schlumberger or its affiliates the Cameron Recommendation, or to approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal, only if and to the extent that all of the following conditions are met: (i) the Cameron Stockholder Approval has not been obtained; (ii) the Cameron Board determines in good faith, after consulting with outside legal counsel, that failure to so withhold, withdraw, modify or qualify the Cameron Recommendation would be inconsistent with the directors’ exercise of their fiduciary duties to stockholders under Applicable Law; and (iii) before taking any such action, Cameron promptly gives Schlumberger three business days written notice advising Schlumberger of the decision of the Cameron Board to take such action; provided, however, that notwithstanding any Change in Recommendation, unless this Agreement is terminated in accordance with the terms hereof, Cameron shall nevertheless submit this

Agreement and the Merger to the stockholders of Cameron for the purpose of obtaining the Cameron Stockholder Approval at the Cameron Stockholders Meeting and nothing contained herein shall be deemed to relieve Cameron of such obligation, unless Schlumberger otherwise directs Cameron in writing or this Agreement shall have been terminated in accordance with its terms prior to the Cameron Stockholders Meeting.  In addition, notwithstanding the foregoing, Cameron may terminate this Agreement, upon payment of the Cameron Termination Fee in accordance with Section 10.5(a), in order to enter into any agreement, understanding or arrangement providing for an Acquisition Proposal if all of the following conditions are met: (x) the Cameron Stockholder Approval has not been obtained, (y) Cameron gives Schlumberger written notice at least three business days prior to taking such action, which notice advises Schlumberger of the intention of the Cameron Board to take such action and such notice specifies the material terms and conditions of such Acquisition Proposal and identifies the person making such Acquisition Proposal (provided that if there are any subsequent changes in the financial terms of such proposal, Cameron will not take any such action prior to the second business day following a subsequent notice to Schlumberger of such changes) (it being understood that there may be multiple extensions); and (z) the Cameron Board determines in good faith that such Acquisition Proposal constitutes a Superior Proposal and does not revoke such determination notwithstanding any revisions to the terms of the Merger or this Agreement proposed by Schlumberger after being notified pursuant to clause (y).

(c)       In the event Cameron receives an Acquisition Proposal, or any request for nonpublic information relating to Cameron or any Subsidiary of Cameron or for access to the properties, books or records of Cameron or any Subsidiary of Cameron by any person that has made or, to the knowledge of Cameron, would reasonably be expected to make, an Acquisition Proposal, Cameron will (i) as promptly as practicable (and in no event later than 24 hours after receipt of any Acquisition Proposal or request) notify (which notice shall be provided orally and confirmed in writing and shall identify the person making such Acquisition Proposal or request and set forth the material terms thereof, to the extent known) Schlumberger thereof and (ii) will keep Schlumberger reasonably and promptly informed of the status and material terms of (including with respect to changes to the status or material terms of) any such Acquisition Proposal or request.

(d)       Subject to Schlumberger’s rights under Article 10, nothing in this Section 8.3 shall prohibit the Cameron Board from taking and disclosing to Cameron’s stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, or other Applicable Law, if the Cameron Board, after consultation with outside legal counsel, determines in good faith that the failure to so disclose such position would reasonably be expected to be inconsistent with the directors’ exercise of their fiduciary obligations to Cameron’s stockholders under Applicable Law; provided, however, that the Cameron Board may only make a Change in Recommendation to the extent that the Cameron Board has complied with the requirements of Section 8.3(b).

(e)       Cameron (i) shall, and shall cause its Subsidiaries to, immediately cease and cause to be terminated and shall use reasonable best efforts to cause its and their Representatives to, immediately cease and cause to be terminated, all discussions and negotiations, if any, that have taken place prior to the date hereof with any persons with respect to any Acquisition Proposal and (ii) shall promptly request each person, if any, that has executed a confidentiality agreement within the 12 months prior to the date hereof in connection with its consideration of any Acquisition Proposal to return or destroy all confidential information heretofore furnished to such person by or on behalf of it or any of its Subsidiaries.

(f)        For purposes of this Agreement:

“Acquisition Proposal” means any bona fide written offer or proposal for, or any bona fide written indication of interest in, any (i) direct or indirect acquisition or purchase of any business or assets of Cameron or any of its Subsidiaries that, individually or in the aggregate, constitutes 33% or more of the net revenues, net income or assets of Cameron and its Subsidiaries, taken as a whole, (ii) direct or indirect acquisition or purchase of 33% or more of any class of equity securities of Cameron, (iii) tender offer or exchange offer that, if consummated, would result in any person beneficially owning 33% or more of any class of equity securities of Cameron, or (iv) merger, consolidation, business combination, joint venture, partnership, recapitalization, liquidation, dissolution or similar transaction involving Cameron or any of its Subsidiaries whose business constitutes 33% or more of the net revenue, net income or assets of Cameron and its Subsidiaries, taken as a whole.

“Superior Proposal” means any bona fide written Acquisition Proposal for or in respect of at least a majority of the outstanding shares of Cameron Common Stock or all or substantially all of Cameron’s and its Subsidiaries’ assets (A) on terms that the Cameron Board determines in its good faith judgment (after consultation with a financial advisor of nationally recognized reputation and outside legal counsel) are more favorable to Cameron and its stockholders than the Merger and the other transactions contemplated hereby and (B) that constitutes a transaction that is reasonably likely to be consummated on the terms so proposed, taking into account all legal, financial, regulatory and other aspects of such proposal.

(g)       Cameron agrees that it will take the necessary steps promptly to inform its Subsidiaries and its officers, directors, investment bankers, consultants, attorneys, accountants, agents and other representatives of the obligations undertaken in this Section 8.3.

Section 8.4       Reasonable Best Efforts.  Subject to Section 8.2 and Section 8.6, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under Applicable Law to consummate and make effective the Merger and the other transactions contemplated by this Agreement as promptly as practicable, including (i) the obtaining of all necessary actions or nonactions, waivers, authorizations, expirations or terminations of waiting periods, clearances, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement.

Section 8.5       Preparation of Proxy Statement/Prospectus.

(a)       As promptly as reasonably practicable following the date hereof, Schlumberger and Cameron shall prepare and file with the SEC the Proxy Statement/Prospectus, and Schlumberger shall prepare and file the Form S-4.  The Proxy Statement/Prospectus will be included in and will constitute a part of the Form S-4 as Schlumberger’s prospectus.  The Form S-4 and the Proxy Statement/Prospectus shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder.

(b)       Each of Schlumberger and Cameron shall use reasonable best efforts to have the Form S-4 declared effective by the SEC as promptly as practicable after the date hereof and to keep the Form S-4 effective as long as is necessary to consummate the Merger and the other transactions contemplated thereby.

(c)       Schlumberger and Cameron shall, as promptly as practicable after receipt thereof, provide the other party copies of any written comments, and advise the other party of any oral comments, received from the SEC with respect to the Proxy Statement/Prospectus. Schlumberger shall provide Cameron with a reasonable opportunity to review and comment on any amendment or supplement to the Form S-4 and any communications prior to filing such with the SEC, and will promptly provide Cameron with a copy of all such filings and communications made with the SEC.

(d)       Schlumberger shall take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities laws in connection with the issuance of Schlumberger Common Stock in connection with the Merger, and Cameron shall furnish all information concerning Cameron and the holders of Cameron Common Stock as may be reasonably requested in connection with any such action.  Each party shall advise the other party, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order, the suspension of the qualification of the Schlumberger Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement/Prospectus or the Form S-4.

(e)       If at any time prior to the Effective Time any information relating to Schlumberger or Cameron, or any of their respective affiliates, officers or directors, should be discovered by Schlumberger or Cameron which should be set forth in an amendment or supplement to any of the Form S-4 or the Proxy Statement/Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be filed promptly with the SEC and disseminated to the stockholders of Cameron.

Section 8.6       Filings, Etc.

(a)       Subject to the terms and conditions set forth in this Agreement, including the limitations set forth in Section 8.6(d), each of the parties hereto shall, and each of Cameron and Schlumberger shall cause each of its Subsidiaries to, use its reasonable best efforts (subject to, and in accordance with Applicable Law) to take promptly, or to cause to be taken, all actions, and to do promptly, or to cause to be done, and to assist and to cooperate with the other parties in doing, all things necessary, proper or advisable under Applicable Law to consummate and make effective the Merger and the other transactions contemplated hereby as promptly as practicable, including (i) the obtaining of all necessary actions or nonactions, waivers, authorizations, expirations or terminations of waiting periods, clearances, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby and (iv) the execution and delivery of any additional instruments reasonably necessary to consummate the transactions contemplated hereby.

(b)       Subject to Section 8.6(c) and the other terms and conditions herein provided and without limiting the foregoing, Cameron and Schlumberger shall (and shall cause their respective Subsidiaries to):

(i)        make their respective required filings (and filings reasonably determined by Schlumberger after consultation with Cameron to be advisable) under the HSR Act, the EC Merger Regulation and any other Regulatory Laws (and shall share equally all filing fees incident thereto), which filings shall be made as promptly as practicable, but in no event later than 20 business days after the date hereof with respect to the filing under the HSR Act, and thereafter shall promptly make any other required submissions under the HSR Act or other such laws; without limiting the generality of the foregoing, each party shall use its reasonable best efforts to respond to and comply promptly with and expeditiously achieve substantial compliance with any request for information regarding the Merger or any such filings for any Governmental Entity charged with enforcing, applying, administering, or investigating any Regulatory Law;

(ii)       use their reasonable best efforts to cooperate with one another in (A) determining as promptly as practicable which filings are required (or reasonably determined by Schlumberger after consultation with Cameron to be advisable) to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, Governmental Entities in connection with the execution and delivery of this Agreement, and the consummation of the Merger and the other transactions contemplated hereby and (B) timely making all such filings;

(iii)      promptly notify each other of any communication concerning this Agreement, the Merger or the other transactions contemplated by this Agreement to that party from any Governmental Entity and consult with and permit the other party to review in advance any proposed communication concerning this

Agreement, the Merger or the other transactions contemplated by this Agreement to any Governmental Entity; it being understood that correspondence, filings and communications received from any Governmental Entity shall be immediately provided to the other party upon receipt, subject in appropriate cases to appropriate confidentiality agreements to limit disclosure to outside lawyers and consultants;

(iv)      not participate or agree to participate in any meeting or substantive discussion (including any discussion relating to the antitrust merits, any potential remedies, commitments or undertakings, the timing of any waivers, consents, approvals, permits, orders or authorizations, and any agreement regarding the timing of consummation of the Merger) with any Governmental Entity relating to any filings or investigation concerning this Agreement, the Merger or the other transactions contemplated by this Agreement unless it consults with the other party and its representatives in advance and invites the other party’s representatives to attend, subject in appropriate cases to appropriate confidentiality agreements to limit disclosure to outside lawyers and consultants, unless the Governmental Entity prohibits such attendance;

(v)       promptly furnish the other party, subject in appropriate cases to appropriate confidentiality agreements to limit disclosure to outside lawyers and consultants, with draft copies prior to submission to a Governmental Entity, with reasonable time and opportunity to comment and consult, of all correspondence, filings and communications (and memoranda setting forth the substance thereof) that they, their affiliates or their respective representatives intend to submit to any Governmental Entity;

(vi)      promptly furnish the other party, subject in appropriate cases to appropriate confidentiality agreements to limit disclosure to outside lawyers and consultants, with such necessary information and reasonable assistance as such other party and its affiliates may reasonably request in connection with their preparation of necessary filings, registrations or submissions of information to any Governmental Entity, including any filings necessary or appropriate under the provisions of Regulatory Laws; and

(vii)     deliver to the other party’s outside counsel complete copies of all documents furnished to any Governmental Entity as part of any filing.

(c)       Schlumberger shall be entitled to direct the antitrust defense of the transaction contemplated by this Agreement in any investigation or litigation by, or negotiations with, any Governmental Entity or other person relating to the Merger or regulatory filings under applicable Regulatory Law, subject to the provisions of Section 8.6(a), Section 8.6(b), Section 8.6(d) and Section 8.6(e).  Cameron shall not make any offer, acceptance or counter-offer to or otherwise engage in negotiations or discussions with any Governmental Entity with respect to any proposed settlement, consent decree, commitment or remedy, or, in the event of litigation, discovery, admissibility of evidence, timing or scheduling, except as specifically requested by or agreed with Schlumberger.  Cameron shall use its reasonable best efforts to provide full and effective support of Schlumberger in all material respects in all such investigations, litigation, negotiations and discussions to the extent requested by Schlumberger.

(d)       Without limiting the foregoing, Schlumberger US, Merger Sub and Schlumberger shall take all such action as may be necessary to resolve such objections, if any, that the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, the European Commission, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction, or any other person, may assert under Regulatory Laws with respect to the transactions contemplated hereby, and to avoid or eliminate, and minimize the impact of, each and every impediment under Regulatory Laws that may be asserted by any Governmental Entity with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the Termination Date); provided, however, that nothing contained in this Agreement requires Schlumberger US, Merger Sub, Schlumberger or Cameron or their respective Subsidiaries to take, or cause to be taken, or agree to take, any action with respect to any of the assets, businesses or product lines of Cameron or any of its Subsidiaries (“Cameron Assets”), or of Schlumberger or any of its Subsidiaries (including the Surviving Entity) (“Schlumberger Assets”), or any combination thereof, if such action (whether taken with respect to Cameron Assets or Schlumberger Assets), individually or in the aggregate, would result in the divestiture, sale, hold separate, license or limitation of the conduct on business that, individually or taken together, would reasonably be expected to be material to Cameron and its Subsidiaries, taken as a whole; provided, further, that in no event shall Schlumberger be required to take or agree to take any action that would result in the divestiture, sale, hold separate, license or limitation of the conduct, in whole or in significant part, of OneSubsea. For purposes of the foregoing, any actions with respect to Schlumberger Assets will be deemed to be actions with respect to Cameron Assets of comparable size and importance. If requested by Schlumberger, Cameron will agree to and take any action contemplated by this Section 8.6(d), provided that the consummation of any divestiture or the effectiveness of any other remedy is conditioned on the consummation of the Merger. The foregoing agreement in this section is made solely to facilitate the closing of the Merger and does not constitute a representation or admission that the Merger, if consummated without any modification, would violate any Regulatory Laws or that agreeing to any divestitures, hold separate conditions or other restrictions permitted herein or suggested by any person or authority acting under any Regulatory Law would not be harmful to the parties hereto.

(e)       Notwithstanding anything in this Agreement to the contrary but subject to the next sentence, Schlumberger shall have the right, but not the obligation, to oppose or refuse to consent to, through litigation or otherwise any request, attempt or demand by any Governmental Entity or other person for any divestiture, hold separate condition or any other restriction with respect to any assets, businesses or product lines of Schlumberger, Cameron or any of their respective Subsidiaries and shall have the obligation to defend any litigation instituted by a Governmental Entity or other person with respect to the legality of the Merger under applicable Regulatory Laws.  In the event Schlumberger opposes or refuses to consent to, through litigation or otherwise, including any appeals, any request, attempt or demand by any Governmental Entity or other person as provided in the preceding sentence, and (i) such proceedings conclude prior to the Termination Date with a decree, injunction or order restricting or prohibiting the Merger or (ii) no decree, order or injunction has been issued in such proceedings prior to the Termination Date, then Schlumberger shall take such actions, in a timely manner, as are necessary to achieve the clearance by or approval of the Governmental Entity and satisfaction of the condition set forth in Section 9.1(b), Section 9.1(c) and Section 9.1(d) (with respect to any Regulatory Law) or other person prior to the Termination Date, subject to the proviso in the first sentence of Section 8.6(d).  If there is no decree, order or injunction restricting or prohibiting the Merger, but the decision of a Governmental Entity in litigation contemplated by this Section 8.6(e) is under appeal, Schlumberger shall have the right to elect, and Cameron shall have the obligation upon such election by Schlumberger, to proceed to close the Merger if the other conditions to Closing have been satisfied.

(f)        For purposes of this Agreement, “Regulatory Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, the EC Merger Regulation, and all other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Applicable Laws, including any antitrust, competition or trade regulation laws, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition.

(g)       The parties will cooperate and use their respective reasonable efforts to cooperate in identifying and obtaining any approvals or consents under any so called “transaction triggered” or “responsible property transfer” requirements under Environmental Laws necessary to consummate the Merger.

Section 8.7       Listing Application.  Schlumberger shall use its reasonable best efforts to cause the shares of Schlumberger Common Stock to be issued in the Merger and the shares of Schlumberger Common Stock to be reserved for issuance upon exercise or vesting, as applicable, of the Assumed Awards and the Schlumberger Stock Incentive Awards to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

Section 8.8       Section 16 Matters.  Prior to the Effective Time, each of Schlumberger and Cameron shall take all such steps as may be required to cause any dispositions of Cameron Common Stock (including derivative securities with respect to Cameron Common Stock) or acquisitions of Schlumberger Common Stock (including derivative securities with respect to Schlumberger Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Cameron, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 8.9      Converted Options and Stock Incentive Awards.  As of the Closing Date, to the extent necessary to provide for registration of shares of Schlumberger Common Stock subject to an Assumed Award or Schlumberger Stock Incentive Award, Schlumberger shall file with the SEC a registration statement on Form S-8 (or any successor form), a post-effective amendment on Form S-8 (or any successor form) to the Form S-4 (or any successor form), a post-effective amendment to Form S-3 (or any successor form), or such other registration statement or amendment as may be required to effect such registration with respect to such shares of Schlumberger Common Stock and shall use its reasonable best efforts to maintain such registration statement, including the current status of any related prospectus or prospectuses, for so long as such Assumed Awards or Schlumberger Stock Incentive Awards remain outstanding.

Section 8.10     Inspection.  From the date hereof to the Effective Time, each of Cameron on the one hand, and Schlumberger US, Merger Sub and Schlumberger on the other hand, shall allow designated officers, attorneys, accountants and other representatives of the other access, at reasonable times, upon reasonable notice, to the records and files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to its and its Subsidiaries’ business and affairs, including inspection of such properties; provided that no investigation pursuant to this Section 8.10 shall affect any representation or warranty given by it hereunder.  Notwithstanding any provision of this Agreement or a party’s provision of information or investigation pursuant to the preceding sentence, no party shall be deemed to make any representation or warranty except as expressly set forth in this Agreement.  Notwithstanding the foregoing, neither Cameron on the one hand, nor Schlumberger US, Merger Sub or Schlumberger on the other hand, shall be required to provide any information which it reasonably believes it may not provide to the other by reason of any Applicable Law, which constitutes information protected by attorney/client privilege, or which it is required to keep confidential by reason of contract or agreement with third parties.  Each party shall use reasonable efforts to make reasonable and appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.  Each party agrees that it shall not, and shall cause its representatives not to, use any information obtained pursuant to this Section 8.10 for any purpose unrelated to the consummation of the Merger and the other transactions contemplated by this Agreement.  All nonpublic information obtained pursuant to this Section 8.10 shall be governed by the Confidentiality Agreement.

Section 8.11     Publicity.  Schlumberger and Cameron shall, unless otherwise required by Applicable Law or by obligations pursuant to any listing agreement with or rules of any securities exchange, consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement or communication with respect to this Agreement, the Merger or the other transactions contemplated by this Agreement.  In addition to the foregoing, except to the extent disclosed in or consistent with the Proxy Statement/Prospectus in accordance with the provisions of Section 8.2, neither Schlumberger nor Cameron shall issue any press release or otherwise make any public statement or disclosure concerning the other party or the other party’s business, financial condition or results of operations without the consent of the other party, which consent shall not be unreasonably withheld or delayed.  Schlumberger and Cameron agree to issue a mutually acceptable joint press release announcing this Agreement.

Section 8.12     Expenses.  Subject to Section 10.5, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such expenses, except as otherwise agreed in writing by the parties, including the costs of any economists or other experts utilized by outside counsel in connection with the transactions contemplated by this Agreement.

Section 8.13     Charter Provisions; Takeover Laws.  If (a) the restrictions on business combinations set forth in Article Fifth of Cameron’s certificate of incorporation or (b) any “fair price,” “moratorium,” “business combination,” or “control share acquisition” statute or other similar statute or regulation is or shall become applicable to the transactions contemplated by this Agreement, Cameron and the Cameron Board shall use all reasonable efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and shall otherwise act to minimize the effects of any such statute or regulation on the transactions contemplated by this Agreement.

Section 8.14     Stockholder Litigation.  Cameron shall give Schlumberger the opportunity to participate in the defense or settlement of any stockholder litigation against Cameron and/or its directors or officers relating to the transactions contemplated by this Agreement.  Cameron agrees that it shall not settle or offer to settle any litigation commenced on or after the date hereof against Cameron or any of its directors or officers by any stockholder of Cameron relating to this Agreement, the Merger, any other transaction contemplated by this Agreement or otherwise, without the prior written consent of Schlumberger (such consent not to be unreasonably withheld, conditioned or delayed).

Section 8.15     Indemnification and Insurance.

(a)       From and after the Effective Time, the Surviving Entity (i) shall indemnify, defend and hold harmless each person who is, or at any time prior to the Effective Time has been, a director, officer or employee of Cameron or any of its Subsidiaries and each person who is, or at any time prior to the Effective Time, served at the request of Cameron as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (individually, an “Indemnified Party” and, collectively, the “Indemnified Parties”) against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise Taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative (an “Action”), by reason of the fact that such Indemnified Party is or was a director, officer, employee or agent of Cameron, any of its Subsidiaries or any such corporation, partnership, joint venture, trust or other enterprise, to the fullest extent permitted by Applicable Law, and (ii) without limitation to clause (i), to the fullest extent permitted by Applicable Law, shall also advance expenses as incurred to the same such extent; provided that the person to whom fees and expenses are advanced shall, if required by Applicable Law, provide an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification; and provided, further, that the Surviving Entity shall not be required to pay the fees and expenses of more than one counsel (which counsel shall be reasonably acceptable to Schlumberger) in addition to local counsel for all Indemnified Parties in any single Action unless, in the good faith judgment of any of the Indemnified Parties, there is or may be a conflict of interest between two or more of such Indemnified Parties.

(b)       At or prior to the Effective Time, Cameron may purchase a “tail” directors’ and officers’ liability insurance policy covering the Indemnified Parties who are or at any time prior to the Effective Time covered by Cameron’s existing directors’ and officers’

liability insurance policies for at least six years after the Effective Time on terms no less advantageous to the Indemnified Parties than such existing insurance, provided that the premium thereof shall not exceed the amount specified in Section 8.15(b)(1) of the Cameron Disclosure Letter.  If Cameron does not purchase such a policy, then for a period of six years after the Effective Time, the Surviving Entity shall cause to be maintained officers’ and directors’ liability insurance covering the Indemnified Parties who are, or at any time prior to the Effective Time were, covered by Cameron’s existing officers’ and directors’ liability insurance policies on terms substantially no less advantageous to the Indemnified Parties than such existing insurance, provided that the Surviving Entity shall not be required to pay annual premiums in excess of 300% of the last annual premium paid by Cameron prior to the date hereof (the amount of which premium is set forth in Section 8.15(b)(2) of the Cameron Disclosure Letter), but in such case shall purchase as much coverage as reasonably practicable for such amount.  In either case, Schlumberger US, Schlumberger and the Surviving Entity will maintain such policies in full force and effect and honor the obligations thereunder.

(c)       In the event Schlumberger US, Schlumberger or the Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in either such case, proper provision shall be made so that the successors and assigns of the Surviving Entity shall assume the obligations set forth in this Section 8.15.

(d)       The rights of any Indemnified Party under this Section 8.15 will be in addition to any other rights such Indemnified Party may have under the organizational documents of Cameron, the Surviving Entity or any Subsidiary of Cameron, indemnification or employment agreements with Cameron or any Subsidiary of Cameron or under the DGCL or other Applicable Law. The provisions of this Section 8.15 will survive the consummation of the transactions contemplated hereby for a period of six years and are expressly intended to benefit, and be enforceable by, each of the Indemnified Parties and their respective heirs and representatives; provided, however, that in the event that any claim or claims for indemnification set forth in this Section 8.15 are asserted or made within such six year period, all rights to indemnification in respect of any such claim or claims will continue until disposition of all such claims.

Section 8.16     Certain Benefits.

(a)       From and after the Effective Time, Schlumberger and its Subsidiaries (including the Surviving Entity) will honor in accordance with their terms all Cameron Benefit Plans and compensation arrangements and agreements in accordance with their terms as in effect immediately prior to the Effective Time, including terms related to the ability to amend or terminate such plans. For a period of one year following the Effective Time, Schlumberger shall provide, or shall cause to be provided, to each current and former employee of Cameron and its Subsidiaries (the “Covered Employees”) compensation and benefits that are no less favorable, in the aggregate, than the compensation and benefits provided to each such Covered Employee immediately prior to the Effective Time. Without limiting the foregoing, Schlumberger shall provide, or cause to be provided, to any Covered Employee whose employment is terminated for reasons other than cause prior to the second anniversary of the Effective Time severance benefits equal to the benefits provided under the applicable Cameron severance plan as in effect immediately prior to the date hereof.

(b)       For purposes of vesting, eligibility to participate and benefit accrual (other than for purposes of benefit accruals under any defined benefit pension plan or program eligibility or retiree welfare eligibility under any retiree welfare plan sponsored by Schlumberger or its Subsidiaries (other than under plans sponsored by Cameron and its Subsidiaries immediately prior to the Effective Date or a direct successor plan)) under the employee benefit plans of Schlumberger US, Schlumberger, the Surviving Entity and their Subsidiaries providing benefits to any Covered Employees after the Effective Time (the “New Plans”), each Covered Employee shall be credited with his or her years of service with Cameron and its Subsidiaries (and predecessors) prior to the Effective Time, to the same extent as such Covered Employee was entitled, prior to the Effective Time, to credit for such service under any similar Cameron employee benefit plan in which such Covered Employee participated or was eligible to participate immediately prior to the Effective Time (and to the extent there is no similar Cameron plan, service as recognized for purposes of Cameron’s 401(k) Plan), provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits.  In addition, and without limiting the generality of the foregoing: (i) each Covered Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans for which the Covered Employee is otherwise made eligible to the extent coverage under such New Plan is comparable to a Cameron Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time (such plans, collectively, the “Old Plans”); and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Covered Employee, the Surviving Entity shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the comparable plans of Cameron or its Subsidiaries in which such employee participated immediately prior to the Effective Time and the Surviving Entity shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c)       Schlumberger and Cameron hereby acknowledge that a “change of control” or “change in control” (or term of similar import) within the meaning of each of the Cameron Benefit Plans identified on Section 8.16(c) of the Cameron Disclosure Letter will occur at or immediately prior to the Effective Time, as applicable.

(d)       Short-term incentive bonuses (i.e., bonuses in respect of a performance period of one year or less) shall be established and paid in accordance with Section 8.16(d) of the Cameron Disclosure Letter.

(e)       With respect to any Covered Employees based outside of the United States, Schlumberger’s obligations under this Section 8.16 shall be modified to the extent necessary to comply with Applicable Laws of the foreign countries and political subdivisions thereof in which such Covered Employees are based.

(f)        Notwithstanding the foregoing, nothing contained herein, whether express or implied, shall be treated as an amendment or other modification of any employee benefit plan, or shall limit the right of Schlumberger or any Subsidiary, subject to their obligations under this Section 8.16, to amend, terminate or otherwise modify any employee benefit plan following the Effective Time.

(g)       The parties acknowledge and agree that all provisions contained in this  Section 8.16 with respect to employees are included for the sole benefit of the parties to this Agreement, and that nothing in this Agreement, whether express or implied, shall create any third party beneficiary or other rights (i) in any other Person, including any employees, former employees, any participant in any Cameron Benefit Plan, or any dependent or beneficiary thereof, or (ii) to continued employment with Schlumberger or any Subsidiary.

Section 8.17     Obligations of Schlumberger US.  Schlumberger shall take all action necessary to cause Schlumberger US to perform its obligations under this Agreement.

Article 9

CONDITIONS

Section 9.1       Conditions to Certain Obligations of Each Party to Effect the Merger.  The respective obligation of each party to effect the Merger shall be subject to the satisfaction or waiver at or prior to the Closing Date of the following conditions:

(a)       The Cameron Stockholder Approval shall have been obtained.

(b)       (i) Any applicable waiting period under the HSR Act shall have expired or been earlier terminated, and (ii) the European Commission shall have issued a decision under the EC Merger Regulation declaring the Merger compatible with the common market, or, if the European Commission has adopted any decision under Article 9 of the EC Merger Regulation to refer the Merger in part to any Member State of the European Economic Area, the European Commission shall have issued a decision declaring the part of the Merger not so referred to that Member State compatible with the common market and every Member State to which part of the Merger has been referred under Article 9 having issued a decision clearing the Merger.

(c)       All applicable waiting and other time periods under other Regulatory Laws, other than the HSR Act and the EC Merger Regulation, shall have expired, lapsed or been terminated (as appropriate) and all regulatory clearances in the jurisdictions set forth in Section 9.1(c) of the Cameron Disclosure Letter shall have been obtained, except for those waiting and other time periods and clearances or approvals the failure of which to expire, lapse, terminate or be obtained would not reasonably be expected to have a Cameron Material Adverse Effect or a Schlumberger Material Adverse Effect (after giving effect to the Merger).

(d)       No judgment, injunction, order or decree of any Governmental Entity of competent jurisdiction in the United States, the European Union, or a jurisdiction whose waiting or time period must expire, lapse or terminate or whose clearance or approval must be obtained under Section 9.1(c) (a “9.1(c) Jurisdiction”) shall prohibit or enjoin the consummation of the Merger; provided, however, that, the party attempting to invoke this condition to delay the Closing shall have complied with Section 8.4 and 8.6, and with respect to other matters not covered by Section 8.4 and 8.6, used its reasonable best efforts to have any such judgment, injunction, order or decree lifted or vacated prior to the Termination Date; and no law, statute, rule or regulation shall have been enacted by any Governmental Entity of competent jurisdiction in the United States, the European Union, or a 9.1(c) Jurisdiction which prohibits or makes unlawful the consummation of the Merger.

(e)       The Form S‑4 shall have been declared effective by the SEC under the Securities Act.  No stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and be in effect and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(f)        The shares of Schlumberger Common Stock to be issued in the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

Section 9.2       Conditions to Obligation of Cameron to Effect the Merger.  The obligation of Cameron to effect the Merger shall be subject to the satisfaction or waiver at or prior to the Closing Date of the following conditions:

(a)       Each of Schlumberger US, Merger Sub and Schlumberger shall have performed, in all material respects, its covenants and agreements contained in this Agreement required to be performed on or prior to the Closing Date, and Cameron shall have received a certificate of Schlumberger, executed on its behalf by its President or one of its Vice Presidents, dated the Closing Date, certifying to such effect.

(b)       The representations and warranties of Schlumberger US, Merger Sub and Schlumberger (i) in Section 6.3 and Section 7.3 shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing Date as though made as of such date (except to the extent such representations and warranties expressly relate to a specified date, in which case only as of such specified date), and (ii) contained in this Agreement (other than in Section 6.3 and Section 7.3) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made as of such date (except to the extent such representations and warranties expressly relate to a specified date, in which case only as of such specified date), except where the failure of such representations to be so true and correct (without giving effect to any limitation as to materiality or, other than with respect to Section 6.9 and Section 7.9, “Schlumberger Material Adverse Effect” set forth therein) has not had or would not reasonably be expected to have, individually or in the aggregate, a Schlumberger Material Adverse Effect. Cameron shall have received a certificate of Schlumberger, executed on its behalf by its President or one of its Vice Presidents, dated the Closing Date, certifying to such effect.

Section 9.3       Conditions to Obligation of Schlumberger to Effect the Merger.  The obligations of Schlumberger US, Merger Sub and Schlumberger to effect the Merger shall be subject to the satisfaction or waiver at or prior to the Closing Date of the following conditions:

(a)       Cameron shall have performed, in all material respects, its covenants and agreements contained in this Agreement required to be performed on or prior to the Closing Date, and Schlumberger shall have received a certificate of Cameron, executed on its behalf by its President or one of its Vice Presidents, dated the Closing Date, certifying to such effect.

(b)      The representations and warranties of Cameron (i) in Section 5.3(a) and Section 5.3(c) shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing Date as though made as of such date (except to the extent such representations and warranties expressly relate to a specified date, in which case only as of such specified date), and (ii) contained in this Agreement (other than in Section 5.3(a) and Section 5.3(c)) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made as of such date (except to the extent such representations and warranties expressly relate to a specified date, in which case only as of such specified date), except where the failure of such representations to be so true and correct (without giving effect to any limitation as to materiality or, other than with respect to the first sentence of Section 5.10, “Cameron Material Adverse Effect” set forth therein) has not had or would not reasonably be expected to have, individually or in the aggregate, a Cameron Material Adverse Effect.  Schlumberger shall have received a certificate of Cameron, executed on its behalf by its President or one of its Vice Presidents, dated the Closing Date, certifying to such effect.

Article 10

TERMINATION

Section 10.1     Termination by Mutual Consent.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after the receipt of the Cameron Stockholder Approval, by the mutual written consent of Cameron, Schlumberger US and Schlumberger.

Section 10.2     Termination by Schlumberger or Cameron.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after the receipt of the Cameron Stockholder Approval, by action of the Cameron Board or the Board of Directors of Schlumberger if:

(a)       the Merger shall not have been consummated by August 25, 2016 (the “Initial Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 10.2(a) shall not be available to any party whose failure to perform or observe in any material respect any of its obligations under this Agreement in any manner shall have been the cause of, or resulted in, the failure of the Merger to occur on or before such date; provided, further, that if on the Initial Termination Date the condition to Closing set forth in Section 9.1(b), (c) or (d) (but for purposes of Section 9.1(d) only if such judgment, order or decree is attributable to a Regulatory Law) shall not have been fulfilled but all other conditions to Closing shall be or shall be capable of being fulfilled, then the Initial Termination Date may be extended on one or more occasions at the option of either Schlumberger or Cameron by written notice to the other to a date not later than November 25, 2016. As used in this Agreement, the term “Termination Date” shall mean the Initial Termination Date, unless the Initial Termination Date has been extended pursuant to the last sentence of Section 8.2 or the foregoing proviso, in which case, the term “Termination Date” shall mean the date to which the Termination Date has been extended;

(b)       the Cameron Stockholders Meeting (including adjournments and postponements) shall have concluded and the Cameron Stockholder Approval shall not have been obtained; provided, however, that the right to terminate this Agreement pursuant to this Section 10.2(b) shall not be available to Cameron if it has not materially complied with its obligations under Section 8.3; or

(c)       a court of competent jurisdiction in the United States, the European Union or a 9.1(c) Jurisdiction shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 10.2(c) shall have complied with Section 8.4 and Section 8.6 and, with respect to other matters not covered by Section 8.4 and Section 8.6, shall have used its reasonable best efforts to remove such injunction, order or decree.

Section 10.3     Termination by Cameron.  This Agreement may be terminated at any time prior to the Effective Time by action of the Cameron Board:

(a)       if there has been a breach by Schlumberger US or Schlumberger of any representation, warranty, covenant or agreement set forth in this Agreement or if any representation or warranty of Schlumberger US or Schlumberger shall have become untrue, in either case such that the conditions set forth in Section 9.2 would not be satisfied, and such breach or failure to be true and correct is not curable by the Termination Date; provided, however, that the right to terminate this Agreement pursuant to this Section 10.3(a) shall not be available to Cameron if it, at such time, is in breach of any representation, warranty, covenant or agreement set forth in this Agreement such that the conditions set forth in Section 9.3(a) and Section 9.3(b) shall not be satisfied; or

(b)       at any time prior to obtaining the Cameron Stockholder Approval, in order to enter into any agreement, understanding or arrangement providing for a Superior Proposal in accordance with Section 8.3(b); provided, that Cameron shall concurrently with such termination pay to Schlumberger the Termination Fee in accordance with Section 10.5(a).

Section 10.4     Termination by Schlumberger.  This Agreement may be terminated at any time prior to the Effective Time by action of the Board of Directors of Schlumberger, if:

(a)       there has been a breach by Cameron of any representation, warranty, covenant or agreement set forth in this Agreement or if any representation or warranty of Cameron shall have become untrue, in either case such that the conditions set forth in Section 9.3 would not be satisfied, and such breach or failure to be true and correct is not curable by the Termination Date; provided, however, that the right to terminate this Agreement pursuant to this Section 10.4(a) shall not be available to Schlumberger if it, at such time, is in breach of any representation, warranty, covenant or agreement set forth in this Agreement such that any of the conditions set forth in Section 9.2(a) and Section 9.2(b) shall not be satisfied; or

(b)       the Cameron Board shall have failed to recommend its approval or recommendation of this Agreement or the Merger or there has been a Change in Recommendation, whether or not permitted by the terms hereof.

Section 10.5     Effect of Termination.

(a)       Cameron shall pay Schlumberger US a fee of $321 million (the “Termination Fee”):

(i)        if this Agreement is terminated pursuant to Section 10.2(b), and (x) such termination occurs after an Acquisition Proposal shall have been made known to Cameron (including any of its Representatives) and communicated publicly or shall have been made directly to the stockholders of Cameron by any person, in each case such Acquisition Proposal shall not have been withdrawn, and (y) within one year after such termination, Cameron enters into a definitive agreement with respect to an Acquisition Proposal or an Acquisition Proposal is consummated;

(ii)       if this Agreement is terminated pursuant to Section 10.3(b); or

(iii)      if this Agreement is terminated pursuant to Section 10.4(b);

which fee shall be payable: in the case of clause (i), upon the first to occur of such entering into a definitive agreement or consummation referred to in subclause (y) thereof; and in the case of clauses (ii) and (iii), upon such termination; provided that for purposes of this Section 10.5(a), the references to “33%” in the definition of Acquisition Proposal shall be deemed to be references to “50%”.  Any amount payable pursuant to this Section 10.5(a) shall be reduced by any amount paid pursuant to Section 10.5(b).  Schlumberger US, Merger Sub and Schlumberger agree that in the event that the Termination Fee is paid or may be payable to Schlumberger US pursuant to this Section 10.5(a), the payment of such Termination Fee shall be the sole and exclusive remedy of Schlumberger, its Subsidiaries or any of their respective stockholders, affiliates, officers, directors, employees or Representatives (collectively, “Related Persons”) against Cameron or any of its Related Persons for, and in no event will Schlumberger or any of its Related Persons be entitled to recover any other money damages or any other remedy based on a claim in law or equity with respect to, (1) any loss suffered as a result of the failure of the Merger to be consummated, (2) the termination of this Agreement, (3) any liabilities or obligations arising under this Agreement, or (4) any claims or actions arising out of or relating to any breach, termination or failure of or under this Agreement, and upon payment to Schlumberger US of the Termination Fee, neither Cameron nor any Related Person of Cameron shall have any further liability or obligation to Schlumberger or any of its Related Persons relating to or arising out of this Agreement or the transactions contemplated hereby (subject to Section 10.5(f)).

(b)       Without limiting the rights of Schlumberger US and Schlumberger under Section 10.5(f), if this Agreement is terminated (i) pursuant to Section 10.2(b) and no Termination Fee is yet payable in respect thereof pursuant to Section 10.5(a), or (ii) pursuant to Section 10.4(a) because there has been a willful and material breach by Cameron of any covenant or agreement set forth herein, then Cameron shall reimburse Schlumberger US and Schlumberger for their actual costs and expenses incurred in connection with the transactions contemplated hereby in an amount not to exceed $10 million.

(c)       Without limiting the rights of Cameron under Section 10.5(f), if this Agreement is terminated by Cameron pursuant to Section 10.3(a) because there has been a willful and material breach by Schlumberger US or Schlumberger of any covenant or agreement set forth herein, then Schlumberger US shall reimburse Cameron for its actual costs and expenses incurred in connection with the transactions contemplated hereby in an amount not to exceed $10 million.

(d)       All payments under this Section 10.5 shall be made promptly upon becoming due by wire transfer of immediately available funds to an account designated by the receiving party.

(e)       Each of Cameron, Schlumberger US and Schlumberger acknowledge that the agreements contained in this Section 10.5 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither Cameron, Schlumberger US nor Schlumberger would enter into this Agreement; accordingly, if either Cameron fails to pay, or Schlumberger US fails to pay, as applicable, any amount due pursuant to this Section 10.5, and, in order to obtain such payment, the party entitled to such payment commences a suit which results in a judgment against the party failing to pay for the fees to which reference is made in this Section 10.5, then such party shall pay to the party entitled to such payment its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest through the date of payment on the amount of the fee at the prime lending rate prevailing during such period as published in The Wall Street Journal.

(f)        In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article 10, all obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to this Section 10.5, the last sentence of Section 8.10 and Section 8.12, Section 8.15 and Article 11, provided that nothing herein shall relieve any party from any liability for any willful and material breach by such party of any of its representations, warranties, covenants or agreements set forth in this Agreement (it being understood that the failure of a party to effect the Closing when required under the terms of this Agreement shall constitute a willful and material breach), and all rights and remedies of such nonbreaching party under this Agreement in the case of such a willful and material breach, at law or in equity, shall be preserved.  The Confidentiality Agreement shall survive any termination of this Agreement, and the provisions of such Confidentiality Agreement shall apply to all information and material delivered by any party hereunder.

Article 11

GENERAL PROVISIONS

Section 11.1     Nonsurvival of Representations, Warranties and Agreements.  None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time; provided, however, that the agreements contained in Article 4 and in Section 3.1, Section 3.2, Section 8.9, Section 8.15, Section 8.16 and Section 8.17 and this Article 11 shall survive the Effective Time.

Section 11.2     Notices.  Any notice, request, instruction or other document required to be given hereunder by any party to the others shall be in writing and sent by facsimile transmission (with proof of transmission), by overnight courier (with proof of service), hand delivery or by electronic mail transmission (with proof of transmission), addressed as follows:

(a)       if to Cameron:

            Cameron International Corporation
            1333 West Loop South, Suite 1700
            Houston, Texas 77027
            Attention:  General Counsel
            Facsimile:  (713) 513-3421

             with a copy to:

            Cravath, Swaine & Moore LLP
            Worldwide Plaza
            825 Eighth Avenue
            New York, NY 10019
            Attention:  Scott A. Barshay, Esq.
                                George F. Schoen, Esq.
                                O. Keith Hallam, III, Esq.
            Facsimile:  (212) 474-3700
            Email:         sbarshay@cravath.com
                               gschoen@cravath.com
                               khallam@cravath.com

(b)        if to Schlumberger US, Merger Sub or Schlumberger:

Schlumberger N.V.
5599 San Felipe
Houston, Texas 77056
Attention:  General Counsel
Facsimile:  (713) 375-3481

with a copy to:

            Baker Botts L.L.P.
            One Shell Plaza
            910 Louisiana Street
            Houston, Texas 77002-4995
                            Attention:  J. David Kirkland, Jr.
                                Tull R. Florey
                                Andrew J. Ericksen
            Facsimile:  (713) 229-7701
            Email:         david.kirkland@bakerbotts.com
                                tull.florey@bakerbotts.com
                                aj.ericksen@bakerbotts.com

or to such other address as any party shall specify by written notice so given.  Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; upon confirmation of successful transmission, if sent by facsimile or electronic mail transmission (provided that if given by facsimile or electronic mail transmission, such notice, request, instruction or other document shall be followed up within one business day by dispatch pursuant to one of the other methods described herein); or on the next business day after deposit with an overnight courier, if sent by an overnight courier.  Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 11.3    Assignment; Binding Effect.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties.  Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

Section 11.4    Third-Party Beneficiaries.  Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Section 8.15, nothing in this Agreement, expressed or implied, is intended to confer standing to any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns except, following the Effective Time, for the provisions of Section 4.1 and Section 8.15.

Section 11.5     Entire Agreement.  This Agreement, the exhibits to this Agreement, the Cameron Disclosure Letter, the Schlumberger US Disclosure Letter, the Schlumberger Disclosure Letter and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements, understandings, representations and warranties, both oral and written, among the parties with respect thereto, except that the Confidentiality Agreement shall continue in effect.

Section 11.6     Amendments.  This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after the Cameron Stockholder Approval, but after the Cameron Stockholder Approval has been obtained, no amendment shall be made which by law or in accordance with the rules of any relevant stock exchange requires the further approval of stockholders without obtaining such further approval.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 11.7     Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its rules of conflicts of laws.  Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, the United States District Court for the District of Delaware (in either case, the “Delaware Court”), for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in the applicable Delaware Court) and agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns shall be brought and determined exclusively in the applicable Delaware Court.  Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the applicable Delaware Court for any reason other than the failure to serve in accordance with this Section 11.7, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such court (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by Applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.  EACH OF THE PARTIES HERETO IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF THE APPLICABLE DELAWARE COURT IN ANY SUCH ACTION OR PROCEEDING BY THE DELIVERY OF COPIES THEREOF AS SET FORTH IN SECTION 11.2, SUCH SERVICE OF PROCESS TO BE EFFECTIVE WHEN DEEMED GIVEN PURSUANT TO SECTION 11.2.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.  EACH OF THE PARTIES HERETO EXPRESSLY ACKNOWLEDGES THAT THE FOREGOING WAIVER IS INTENDED TO BE IRREVOCABLE UNDER THE LAWS OF THE STATE OF DELAWARE AND OF THE UNITED STATES OF AMERICA.

Section 11.8     Counterparts.  This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

Section 11.9    Headings.  Headings of the Articles and Sections of this Agreement are for the convenience of the parties only and shall be given no substantive or interpretative effect whatsoever.

Section 11.10   Interpretation; Disclosure Letter.  Unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, words denoting any gender shall include all genders, and words denoting natural persons shall include corporations, limited liability companies and partnerships and vice versa.  When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article, Section, Exhibit or Schedule, as applicable, of this Agreement unless otherwise indicated.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  Any matter disclosed in a section of the Cameron Disclosure Letter, the Schlumberger US Disclosure Letter or the Schlumberger Disclosure Letter shall be deemed disclosed for the purposes of the Section of this Agreement to which such section relates and any other Sections of this Agreement to the extent it is reasonably apparent that such disclosure also qualifies or applies to such other Sections.  Each of the parties has participated in the drafting and negotiation of this Agreement.  If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

Section 11.11   Definitions.  In this Agreement:

(a)        The phrase “to the knowledge of” and similar phrases relating to knowledge of Cameron or Schlumberger, as the case may be, shall mean the actual knowledge of its executive officers and senior management set forth in Section 11.11(a) of the Cameron Disclosure Letter in the case of Cameron and Section 11.11(a) of the Schlumberger Disclosure Letter in the case of Schlumberger.

(b)       The term “Debt” shall mean, with respect to any person, the aggregate amount of, without duplication, (i) all obligations for borrowed money, (ii) all obligations evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations to pay the deferred purchase price of property or services, (iv) all capitalized lease obligations, (v) all obligations or liabilities of others secured by a lien on any asset owned by such person whether or not such obligation or liability is assumed, to the extent of the lesser of such obligation or liability or the book value of such asset, and (vi) any other obligations or liabilities which are required by GAAP to be shown as debt on a balance sheet.

(c)        The term “Governmental Entity” shall mean any supranational, national (including United States), state, municipal, local or non-U.S. government, any instrumentality, subdivision, court, tribunal, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing or other governmental or quasi-governmental authority.

(d)       The term “Material Adverse Effect” with respect to any person shall mean (i) a material adverse effect on or material adverse change in the business, assets,

liabilities, financial condition or results of operations of such person and its Subsidiaries, taken as a whole, other than any effect or change relating to or resulting from (A) changes or conditions affecting the economy or financial markets in general, including changes in interest or exchange rates, (B) changes or conditions in the industries in which the person operates, including changes in or changes, effects, events or occurrences generally affecting the prices of oil, gas, natural gas, natural gas liquids or other commodities, (C) the announcement or the existence of, or compliance with, or taking any action required or permitted by this Agreement or the transactions contemplated hereby or any litigation referred to in Section 8.14, (D) taking any action by such person at the written request of Merger Sub, Schlumberger US or Schlumberger, in the case of Cameron, or of Cameron, in the case of Merger Sub, Schlumberger US or Schlumberger, (E) any weather-related or other force majeure event or outbreak or escalation of hostilities or acts of war (whether or not declared) or terrorism, (F) changes in Applicable Law or in GAAP or in accounting standards, or any changes in the interpretation or enforcement of any of the foregoing, or any changes in general legal, regulatory or political conditions, (G) any change in such person’s credit ratings, (H) any decline in the market price, or change in trading volume, of the capital stock of such person, or (I) any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predications of revenue, earnings, cash flow or cash position (it being understood that the exceptions in clauses (G), (H) and (I) shall not prevent or otherwise affect a determination that the underlying cause of any such change, decline or failure referred to therein (if not otherwise falling within any of the exceptions provided by clause (i) hereof) is a Material Adverse Effect); provided that, in the case of clauses (A), (B), (E) and (F), to the extent the impact on the person in question and its Subsidiaries, taken as a whole, is disproportionate to the impact on other similarly situated entities, the incrementally disproportionate impact or impacts may be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect or (ii) a material adverse effect on or material adverse change in the ability of the person to perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement.  “Cameron Material Adverse Effect” and “Schlumberger Material Adverse Effect” mean a Material Adverse Effect with respect to Cameron and Schlumberger, respectively.

(e)       The term “Permitted Lien” means (i) any liens for Taxes not yet due or which are being contested in good faith by appropriate proceedings, (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar liens, (iii) pledges or deposits in connection with workers’ compensation, unemployment insurance, and other social security legislation or (iv) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business, which do not in any case materially detract from the utilization of the property subject thereto.

(f)        The term “person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated association, other entity or group (as defined in the Exchange Act).

(g)       The term “Subsidiary,” when used with respect to any person, means any corporation or other organization (including a limited liability company), whether incorporated or unincorporated, (i) of which such person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or (ii) any organization of which such person is, in the case of a partnership, a general partner (excluding partnerships, the general partnership interests of which held by such person or any Subsidiary of such person do not have a majority of the voting interests in such partnership) or, in the case of a limited liability company, the managing member (excluding limited liability companies in which the managing member does not have a majority of the voting interests in such limited liability company).

(h)       The term “Tax” or “Taxes” means all net income, gross income, gross receipts, sales, use, ad valorem, transfer, value added, registration, accumulated earnings, excess profits, franchise, profits, license, withholding, payroll, employment, unemployment, social security (or similar), excise, severance, stamp, occupation, premium, property, disability, capital stock, alternative or add-on minimum, estimated, or windfall profits taxes, customs duties or other taxes, fees, assessments or governmental charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority.

Section 11.12   Extensions; Waiver.  At any time prior to the Effective Time, each party may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.  The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

Section 11.13   Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 11.14  Enforcement of Agreement.  The parties hereto agree that irreparable damage for which monetary relief (including any fees payable pursuant to this Agreement), even if available, would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the applicable Delaware Court without proof of damages, this being in addition to any other remedy to which they are entitled at law or in equity.  In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the applicable Delaware Court in the event any dispute arises out of this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement in any court other than the applicable Delaware Court and (d) waives any right to trial by jury with respect to any action related to or arising out of this Agreement.  The parties hereto agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law.  The parties hereto acknowledge and agree that any party hereto seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.14 shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 11.15  Waiver of Jury Trial.  EACH OF SCHLUMBERGER US, MERGER SUB, SCHLUMBERGER AND CAMERON HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS OF TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED HEREBY.

                                IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

SCHLUMBERGER HOLDINGS CORPORATION

By:	/s/ Daniel Yates
Name: Daniel Yates
Title: Vice President

RAIN MERGER SUB LLC

By:	/s/ Vijay Kasibhatla
Name: Vijay Kasibhatla
Title: President

SCHLUMBERGER N.V.

By:	/s/ Paal Kibsgaard
Name: Paal Kibsgaard
Title: Chairman and Chief Executive Officer

CAMERON INTERNATIONAL CORPORATION

By:	/s/ Jack B. Moore
Name: Jack B. Moore
Title: Chairman and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]